As Filed with the United States Securities and Exchange
                          Commission on
                         April 30, 1999
                    Registration No. 33-57505
_________________________________________________________________
        UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                     _______________________

                 POST-EFFECTIVE AMENDMENT NO. 4
                           TO FORM S-2
                     REGISTRATION STATEMENT
                              Under
                   THE SECURITIES ACT OF 1933

                         ROUNDY'S, INC.
     (Exact name of Registrant as specified in its charter)

           WISCONSIN                    39-0854535
(State or other jurisdiction of         (I.R.S. Employer
incorporation or organization)          Identification No.)

                       23000 Roundy Drive
                   Pewaukee, Wisconsin  53072
                     Telephone: (414) 547-7999
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       Mr. Robert D. Ranus
           Vice President and Chief Financial Officer
                         Roundy's, Inc.
                       23000 Roundy Drive
                       Pewaukee, WI 53072
     (Name, address, including zip code and telephone number, including area code, of agent for service)

                         With Copies to:

                   Andrew J. Guzikowski, Esq.
                  Whyte Hirschboeck Dudek S.C.
              111 East Wisconsin Avenue, Suite 2100
                   Milwaukee, Wisconsin 53202
                    Telephone: (414) 273-2100

  Approximate date of commencement of proposed sale to the public: As promptly as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. X

  If the registrant elects to deliver its latest annual report to security holders or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box.


__________________________________________________________________


                                   PROSPECTUS DATED APRIL , 1999





                         ROUNDY'S, INC.
                       23000 Roundy Drive
                    Pewaukee, Wisconsin 53072

           1,500 Shares Class A (Voting) Common Stock
         98,507 Shares Class B (Non-Voting) Common Stock


  If you are or become the owner of a retail grocery store that is supplied primarily by Roundy's, we are offering to sell you Class A common stock. The conditions under which we will sell you Class A common are described in detail in this prospectus, which you should read carefully. We may also offer you Class B common stock under certain circumstances which are described in this prospectus.

  If you are a director or key employee of Roundy's or a trustee of the Roundy's, Inc. Voting Trust, we may offer you shares of Class B common from time to time under the circumstances described in this prospectus, which you should read carefully.


 Voting Rights.
 ---------------
    Class A common has voting rights on all matters submitted to a vote of stockholders. Class B common has no voting rights other than those provided by law.

 Offering Price.
 ---------------
    We are offering Roundy's stock at a price per share equal to the book value per share of our outstanding stock at the end of our last fiscal year prior to your purchase, adjusted for any subsequent stock dividends or splits. The book value per share of Roundy's stock at January 2, 1999, the end of our last fiscal year, was $114.80.

 Proceeds.
 ---------
    We will not pay any underwriting discounts or commissions relating to this offering, nor will you have to pay any such discounts or commissions. We will receive 100% of the proceeds from this offering.

  No Market.
  ----------
    The Roundy's stock we are offering is not listed or traded on any securities exchange or market. No market exists, nor do we anticipate that any market will develop, for our stock.

    An investment in Roundy's stock involves certain risks. For information about these risks, see "RISK FACTORS" beginning on page 9.

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                        TABLE OF CONTENTS
                        -----------------

 Cautionary Statement Regarding Forward-Looking Statements ..........  3
 Prospectus Summary .................................................  5
 Risk Factors .......................................................  9
 The Offering ....................................................... 11
 Use Of Proceeds .................................................... 13
 Capitalization  .................................................... 14
 Selected Financial Information ..................................... 15
 Management's Discussion And Analysis Of Results Of Operations
 And Financial Condition ............................................ 15
 The Company ........................................................ 20
 Management ......................................................... 26
 Cooperative Status; Patronage Dividends ............................ 27
 Description Of Stock ............................................... 30
 Exchange Of Class A Common For Class B Common ...................... 31
 Repurchase Of Shares ............................................... 32
 Voting Trust ....................................................... 34
 Legal Matters ...................................................... 36
 Experts ............................................................ 37
 Indemnification .................................................... 37
 Index To Financial Statements ...................................... F-1

 Exhibit A - Subscription Agreement ................................. A-1
 Exhibit B - Buying Deposit Agreement ............................... A-2
 Exhibit C - Article V of the By-Laws ............................... A-4
 Exhibit D - Policy Relating to Redemption of Stock by Inactive
  Customer Shareholders and Former Employees ........................ A-6
 Exhibit E - Policy Regarding Issuance and Sales of Roundy's,
   Inc. Stock ....................................................... A-13




  We have not authorized anyone to give any information or make any representation about Roundy's that is different from, or adds to, the information in this prospectus or in documents that are publicly filed with the SEC. If anyone does give you different or additional information, you should not rely on it.

  This prospectus is an offer to sell Roundy's stock only under circumstances and in jurisdictions where it is lawful to do so.

  The information contained in this prospectus speaks only as of its date unless we specifically tell you that another date applies.

               WHERE YOU CAN FIND MORE INFORMATION
               -----------------------------------
  We have filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Roundy's stock we are offering in this prospectus. You may review the registration statement, of which this prospectus is a part, and the exhibits thereto, for further information. We also file annual, quarterly and current reports, and other information with the SEC.

  You may read and copy any document we have filed with the SEC, including the registration statement, at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, or at its public reference rooms located in New York, New York and Chicago, Illinois. For your convenience, the SEC file number of the registration statement is 33-57505, which is the same SEC file number under which you can find our annual, quarterly and current reports. You may call the SEC at 1 - 800 - SEC - 0330 for further information about the public reference rooms.

  Our SEC filings are also available to the public on the SEC's web site at http://www.sec.gov. They are located in the EDGAR database on that web site. You may find it convenient to use our Central Index Key (or "CIK") number when searching for our documents at that site. Our CIK number is 0000314423.

  The SEC allows us to "incorporate by reference" certain information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference our Annual Report on Form 10-K for the fiscal year ended January 2, 1999 and any future filings we make with the SEC (including any filings we make prior to the effectiveness of the registration statement) under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  We will provide you with a copy of any or all of such documents
(other than exhibits to such documents which we have not specifically incorporated by reference into the text of such documents) without charge upon your oral or written request. Any such request should be directed to:

  Roundy's, Inc.
  23000 Roundy Drive
  Pewaukee, WI 53072
  Attention:  Robert D. Ranus
  Telephone:  (414) 547-7999.

     CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
     ---------------------------------------------------------
This prospectus and the information incorporated by reference contain certain statements that are "forward-looking," within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements include statements regarding, among other matters, our beliefs, expectations, plans and estimates with respect to certain future events, the impact of governmental regulation, the impact of litigation and regulatory proceedings, actions to be taken by others and similar expressions concerning matters that are not historical facts. In particular terms such as "anticipate," "believe," "estimate," "expect," "indicate," "may be," "objective," "plan," "predict," "should," and "will" are intended to identify forward-looking statements.

  Such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that could cause actual events to differ materially from those expressed in those statements. Important factors that could cause actual results to differ materially from such expectations, referred to as "cautionary factors," are disclosed in our Annual Report on Form 10-K (see "Cautionary Factors" at the end of Item 1 therein).

  Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will prove to be correct. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

  All subsequent written or oral forward-looking statements attributable to Roundy's or our subsidiaries or persons acting on our behalf are expressly qualified in their entirety by the cautionary factors.

                       PROSPECTUS SUMMARY
                       ------------------
  In this section we have briefly summarized certain information contained in this prospectus. The summary is incomplete and selective and is qualified in its entirety by the detailed information and financial statements appearing elsewhere in this prospectus or incorporated by reference.



Our Business
------------
  We are engaged principally in the wholesale distribution of food and non-food products to supermarkets and warehouse food stores located in 12 states. We own and operate 19 retail warehouse food stores and service 806 retail grocery stores. We also provide various ancillary services, including financial, engineering, advertising, accounting, insurance and promotional services to our retail customers. For more information, see "THE COMPANY" beginning on page 10.

Capital Structure
------------------
 Roundy's stock is divided into two classes: Class A common and Class B common. The primary distinction between the two classes is that Class A common has voting rights on all matters submitted to a vote of stockholders and Class B common has no voting rights other than those provided by law. Class A and Class B common have equal rights to share in the proceeds of a liquidation or dissolution of Roundy's.

 The majority of our outstanding stock (approximately 72%) is owned by those of our customers who own one or more retail food store businesses that are supplied primarily by Roundy's (but not those that are supplied by any of Roundy's subsidiaries). In this prospectus, we refer to these stores as "retail grocery stores." The owners of these stores are required to own Class A common and may also own Class B common. We refer to these owners as "stockholder-customers."

 Class A Common.
 ---------------
 We only issue Class A common to our stockholder-customers, who are required to own exactly 100 shares of Class A common for every retail grocery store they own. As of the date of this prospectus, there are 11,700 shares of Class A common issued and outstanding, which are held by a total of 57 stockholder-customers who owned 117 retail grocery stores serviced by Roundy's.

 We request, but do not require that our stockholder-customers deposit their shares of Class A common into the Roundy's, Inc. Voting Trust in exchange for voting trust certificates. This Voting Trust limits the rights of these shares to vote for directors. For more information, see "VOTING TRUST" beginning on page 34.

 Class B Common.
 ---------------
 There are no provisions restricting who may own
Class B common. As of the date of this prospectus, there are 1,160,014 shares of Class B common issued and outstanding, approximately 72% of which are owned by current stockholder-customers. The balance is owned by former stockholder-customers, current and former directors and key employees and trustees of the Voting Trust.

The Offering
------------
 In this prospectus, we are offering shares of Class A and Class B common to our stockholder-customers and shares of Class B common to our directors and key employees and to trustees of the Voting Trust as described in the table on the following page. We are offering both classes of stock at a price equal to the book value per share of our outstanding stock at the end of the fiscal year prior to purchase. For more information, see "THE OFFERING" beginning on page 11.

 The following table describes the terms of this offering of Roundy's stock to our stockholder-customers and to our directors, key employees and trustees of the Voting Trust:


                 Class A Common Stock,        Class B Common Stock,
               par value $1.25 per share    par value $1.25 per share
               -------------------------    -------------------------
Stockholder-   We are offering to            From time to time,
Customers      sell you Class A common       we may offer to sell you
               if you acquire one or         Class B common during
               more retail grocery           three "window" periods
               stores primarily supplied     (the last two weeks of
               by Roundy's or if             May, August and November
               Roundy's becomes the          each year), subject to
               primary supplier of one       certain limitations.
               or more stores that you
               already own.                  We may issue shares
                                             of Class B common to you
               We are offering to            in payment of a portion
               sell you 100 shares of        of your patronage
               Class A common for each       dividends.
               of your new retail
               grocery stores.               We will exchange
                                             shares of Class B common
               You will be required          for your Class A common
               to own exactly 100 shares     if you dispose of or
               of Class A common for         cease operating one or
               each of your retail           more of your retail
               grocery stores for as         grocery stores or change
               long as you own the           its primary supplier.
               retail grocery store and
               Roundy's is your primary
               supplier.

               If you dispose of or
               cease operating one or
               more of your retail
               grocery stores or change
               its primary supplier, you
               will be required to
               exchange the 100 shares
               of Class A common
               associated with that
               retail grocery store for
               an equal number of shares
               of Class B common.

               We will request, but
               not require, that you
               deposit your shares of
               Class A common into the
               Voting Trust in exchange
               for voting trust
               certificates.


Directors,     You may not buy or            We will offer you
Key            hold Class A common.          shares of Class B common
Employees                                    if you exercise any
and                                          employee stock options we
Trustees                                     have previously granted
of the                                       to you.
Voting
Trust                                        From time to time,
                                             in our discretion we may
                                             offer to sell you Class B
                                             common during three
                                             "window" periods (the
                                             last two weeks of May,
                                             August and November each
                                             year), subject to certain
                                             limitations.


Market for Roundy's Stock
-------------------------
  Neither class of stock is traded or listed on any national securities exchange or market, and the transfer of shares of Class A common and Class B common is severely restricted. There is no market for Roundy's stock. There is also no market for Roundy's voting trust certificates.

No Dividends Other than Patronage Dividends
-------------------------------------------
  Except for patronage dividends (to which you are entitled only if you are a stockholder-customer), no dividends have ever been paid on Roundy's stock and we have no intention of paying dividends, other than patronage dividends, in the foreseeable future. Patronage dividends are paid on the basis of the amount of business each stockholder-customer does with Roundy's, and are not related to the number of shares of stock owned. We are not obligated to continue the practice of paying patronage dividends in the future.

Disposition of Shares
---------------------
  In general, the only way in which you may dispose of your Roundy's stock is by requiring us to repurchase it pursuant to our stock redemption policy. Generally, you may only do this if your customer relationship with us has been terminated or substantially reduced or after your employment with us has ended. With certain exceptions, we will repurchase one-fifth of your stock in each year following your request at the book value applicable in each such year. However, the aggregate dollar amount of stock that we may repurchase at any particular time may be limited by our agreements with our lenders.

  Our stock redemption policy may be amended or rescinded at any time and under certain circumstances you may not qualify to have your stock redeemed. We may also make discretionary repurchases of Class B common under certain circumstances.

  For more information, see "REPURCHASE OF SHARES" beginning on page 10 and the stock redemption policy which is attached to this prospectus as Exhibit D.

Buying Deposit Requirement
--------------------------
 If you become a stockholder-customer, you will be required to enter into a buying deposit agreement with us. If you are already a stockholder-customer, you have already entered into a buying deposit agreement. The amount you must maintain on deposit with us is determined by the amount of business your retail grocery stores do with Roundy's. This buying deposit may be maintained in cash, Class A common, Class B common, or a combination thereof. Your buying deposit serves as collateral for your debts or obligations to us. For more information, see "THE COMPANY - Stockholder-Customers- Buying Deposits; Application of Deposited Funds" beginning on page 23.

Lien on Shares
--------------
  We have a lien on all of your Roundy's stock, whether currently outstanding or issued in the future, as security for the payment of any debts or obligations you may have to us. For more information, see "DESCRIPTION OF STOCK" beginning on page 30.

Summary Financial Data
----------------------
  The following table sets forth certain financial data for Roundy's and our subsidiaries for each of the last three fiscal years:

                                                    Fiscal Years
                                             1998         1997       1996
                                                (dollars in thousands)
                                          ----------  ----------  ----------
Earnings Statement Data:
 Net Sales and Service Fees               $2,576,222  $2,610,697  $2,579,010
 Earnings Before Patronage Dividends
  and Income Taxes                            26,022      25,206      23,466
 Patronage Dividends                           5,976       5,687       5,568
 Net Earnings                                 11,898      11,204      10,267
Balance Sheet Data (at year-end):
 Total Assets                                462,412     440,310     434,641
 Working Capital                              84,743      84,074      90,498
 Long-term Debt (less current maturities)     73,298      83,458      93,615
 Stockholders' Equity (1)                    134,811     122,460     109,945
__________________________________

(1)Includes redeemable common stock. Also includes patronage dividends payable in Class B common of $4,060, $3,738, and $3,779 in 1998, 1997 and 1996, respectively.

  For more information, see "SELECTED FINANCIAL INFORMATION" and "INDEX TO FINANCIAL STATEMENTS."

                          RISK FACTORS
                          ------------
Lack of Market for Roundy's Stock
--------------------------------
  You may not sell or otherwise transfer or pledge Roundy's stock without our written consent. Although we are obligated under the current stock redemption policy to repurchase stock from you, at your request, if you have terminated or substantially reduced your customer relationship with Roundy's or terminated you employment relationship with Roundy's, there are certain limitations contained in the stock redemption policy on our obligation to repurchase stock. Further, the stock redemption policy, and therefore, our obligation to repurchase stock, may be modified or rescinded at any time without prior notice. For more information, see "REPURCHASE OF SHARES" beginning on page 10 and the stock redemption policy which is attached to this prospectus as Exhibit D.

Limitations on Investment Return
--------------------------------
  You may be unable to realize a return on your investment, or realize all or a portion of the value of shares purchased, unless we repurchase such shares or Roundy's is sold or liquidated. Although we may pay patronage dividends to stockholder-customers, we cannot assure you when or whether patronage dividends will be paid in the future because in any year we may not have sufficient net earnings from Roundy's cooperative business and consolidated net earnings to permit the payment of patronage dividends. Our only obligation to pay patronage dividends is imposed by
Article V of our By-Laws, which may be amended or repealed at any time by our Board of Directors. Patronage dividends are paid on the basis of the amount of business each stockholder-customer does with Roundy's, and are not related to the number of shares of stock owned. We are not obligated to continue the practice of paying patronage dividends in the future. See "COOPERATIVE STATUS; PATRONAGE DIVIDENDS - Payment of Patronage Dividends" beginning on page 28.

  No dividends (other than patronage dividends) have ever been paid, and we do not anticipate that they will be paid in the future. Therefore, if you own Class B common and are not a stockholder-customer, you cannot expect to receive any patronage or other dividends of any kind.

Limitations on Purchasers
-------------------------
  We are only making this offering to certain of our customers who are engaged in the operation of retail food stores primarily supplied by Roundy's, to our directors and certain key employees, and to the trustees of the Voting Trust. We are only offering Class A common (the only class having voting rights) to you if you are a stockholder-customer that has a new retail grocery store, and the amount you may purchase is limited since you are not permitted to own more than 100 shares for each of your retail grocery stores. The amount of Class B common we are offering to you is also limited pursuant to policies adopted by our Board of Directors (which policies may be changed at any time). See "THE OFFERING" beginning on page 11 and the stock issuance policy included as Exhibit E to this prospectus.

Limitations on Stockholders' Ability to Elect Directors
-------------------------------------------------------
  As of the date of this prospectus, all of our outstanding
Class A common has been deposited in a Voting Trust. If you purchase Class A common, you will be requested, but not required, to deposit any Class A common you buy into the Voting Trust.
Once deposited, shares of Class A common are subject to a limited right of withdrawal after they have been on deposit for five years. All of the currently-outstanding shares of Class A common are held in the Voting Trust.

  The trustees of the Voting Trust are authorized to vote the shares held in the Voting Trust in their discretion for the election of a majority of our directors. With respect to the election of four "retailer directors" and on most other matters, the trustees must vote shares held in the Voting Trust as a block as directed by a vote of the holders of outstanding voting trust certificates. You will be entitled to one vote for each share of Class A common you deposit in the Voting Trust.

  The seven trustees of the Voting Trust, one of whom is also one of our directors, may be deemed to be in "control" of Roundy's or its subsidiaries. See "VOTING TRUST" beginning on page 34.

Lien on Shares
--------------
  We have a lien on all your Roundy's stock, whether currently outstanding or issued in the future, as security for the payment of any and all debts or obligations you may have to us. See
"DESCRIPTION OF STOCK" beginning on page 30.

Cooperative Tax Status
----------------------
  Although we are a Wisconsin business corporation, we have historically operated as a cooperative and have reported our tax liability under tax rules applicable to corporations operating on a cooperative basis. Applicable laws, regulations, rulings and judicial interpretations do not precisely define a cooperative for income tax purposes. Although we have no reason to believe that our cooperative income tax status will be challenged, we cannot assure you that our cooperative status could not be challenged successfully by the Internal Revenue Service. If the IRS successfully challenged such status, we would incur a significant income tax liability. We are not obligated to continue to operate as a cooperative in the future. See "COOPERATIVE - Operation as a Cooperative" beginning on page 27.

Income Tax Liability for Patronage Dividends
--------------------------------------------
  For income tax reporting purposes, you must include the entire amount of any patronage dividends you receive (both the cash and non-cash portion) in your gross income. You must report any Class B common which is part of the patronage dividend at its full stated dollar amount.

  Although we must pay you at least 20% of any patronage dividend in cash, this cash may not be sufficient to pay your tax liability on the entire patronage dividend you receive. See
"COOPERATIVE  - Payment of Patronage Dividends" beginning on page 28.

Competition
-----------
  The grocery industry, including the wholesale food distribution business, is characterized by intense competition and low profit margins. We compete with a number of local and regional grocery wholesalers and with a number of major businesses that market their products directly to retailers, including companies having greater assets and larger sales volume than we do. Our customers and our corporate stores also compete at the retail level with several chain store organizations which have integrated wholesale and retail operations, as well as national merchandise retailers who have expanded their stores to offer traditional grocery items.

Year 2000
---------
  We are subject to various substantial risks associated with the Year 2000 information systems problem which could result in business interruption and other material adverse effects. For a more complete description of such risks and consequences, see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
AND FINANCIAL CONDITION -     Year 2000" beginning on page 18.




                          THE OFFERING
                          ------------
  We offer Roundy's stock through our officers, directors and authorized employees. We have not authorized anyone else to offer you Roundy's stock or to give you information regarding this offering. No securities salespersons or dealers are or ever have been employed to sell Roundy's stock. Our officers, directors and employees will not receive any direct or indirect commission, bonus, or other separate compensation for sales of Roundy's stock.

  We are primarily concerned with attracting stockholders who can effectively use our services and whose trade with Roundy's will be mutually beneficial. This is why we limit the sale and issuance of our stock primarily to individuals, corporations or other entities engaged in the operation of retail food stores that purchase merchandise primarily from or through Roundy's. In addition, we may sell or issue stock from time to time in our discretion to our directors and key employees, as well as to the trustees of the Voting Trust.

  In this prospectus, we are offering Roundy's stock to stockholder-customers and to our directors, key employees and trustees of the Voting Trust.

  If you are or become a stockholder-customer, we are offering to sell you shares of Class A common under the conditions described below under "- Offer to Stockholder-Customers - Class A Common." Under certain circumstances , which are described below under "- Offer to Stockholder-Customers - Class B Common," we may also offer you shares of Class B common. You should read those sections carefully.

  If you are a director or key employee of Roundy's or a trustee of the Voting Trust, we may offer you shares of Class B common from time to time under the circumstances described below under "- Offer to Directors, Employees and Voting Trustees - Class B Common." You should read that section carefully.

  We have not authorized anyone to use this prospectus to offer or sell Roundy's stock to anyone other than present or future stockholder-customers and our directors, key employees and trustees of the Voting Trust.

Offer to Stockholder-Customers
-------------------------------
  Class A Common. We are offering Class A common exclusively to present or future stockholder-customers; that is, individuals, partnerships and corporations engaged in the operation of retail food stores which are primarily supplied by Roundy's. You may not own any Class A common unless you own at least one retail grocery store.

  If you are or become a stockholder-customer, we are offering to sell you Class A common if you acquire one or more retail grocery stores primarily supplied by Roundy's or if Roundy's becomes the primary supplier of one or more stores that you already own. You will be required to purchase 100 shares of Class A common for each of your new retail grocery stores, and we will require that you continue to own exactly 100 shares of Class A common for each of your retail grocery stores for as long as you own the retail grocery store and Roundy's remains your primary supplier.

  If you dispose of one or more of your retail grocery stores or change its primary supplier to an entity other than Roundy's, you will be required to exchange the 100 shares of Class A common associated with that retail grocery store for an equal number of shares of Class B common. See " - Offer to Stockholder-Customers
- Class B Common" below.

  We will request, but not require, that you deposit your shares of Class A common into the Voting Trust in exchange for voting trust certificates. The voting trust provide you with the right to vote indirectly on the election of four "retailer directors" and on all other matters submitted to a vote of shareholders. The balance of our directors are elected by the trustees of the Voting Trust in their discretion. For more information, see "VOTING TRUST" beginning on page 10.

  Class B Common. If you are a stockholder-customer, we may offer Class B common to you, as follows:

1) Purchase of Shares. You may purchase shares of Class B common during three "window" periods each year (consisting of the last two weeks of May, August and November, respectively). Pursuant to our stock issuance policy, the total number of shares that you may purchase in one year is limited to: (1) 15% of your buying deposit deficit for retail grocery stores with a buying deposit deficit, and (2) 5% of the buying deposit for retail grocery stores without a buying deposit deficit. However, if you are a new stockholder-customer, you may be entitled to purchase shares up to 30% of your buying deposit in each year until your initial buying deposit obligation is fulfilled. In addition, if your buying deposit deficit increases as a result of an expansion of your retail grocery store facilities, or your addition of new retail grocery stores, you may be entitled to purchase additional shares. For more information, see "- Buying Deposit; Application of Deposited Funds" below, the current form of our buying deposit agreement attached to this prospectus as Exhibit B, and our current stock issuance policy attached to this prospectus as Exhibit E.

  If you choose, any funds you deposit with us to fulfill your buying deposit requirement may be allocated toward the payment of shares of Class B common for which you may subscribe
  (within applicable limits) during the three "window" periods.

2) Patronage Dividends. You may receive shares of Class B common in payment of a portion of your patronage dividend, although there can be no assurance that Roundy's will pay patronage dividends. For more information about patronage dividends, see "THE COMPANY--Payment of Patronage Dividends."

3) Exchange of Class A Common. If you dispose of or cease operating one or more of your retail grocery stores or change its primary supplier, you will be required to exchange the 100 shares of your Class A common with respect to each such retail grocery store for an equal number of shares of Class B common. See "EXCHANGE OF CLASS A COMMON FOR CLASS B COMMON."

Offer to Directors, Key Employees and Voting Trustees
-----------------------------------------------------
  Class A Common. If you are not a stockholder-customer, you are not entitled to purchase or own Class A Common.

  Class B Common. If you are a one of our directors, key employees, or a trustee of the Voting Trust, we may offer shares of Class B common to you as follows:

1) We will sell you shares of Class B common if you exercise any employee stock options we have previously granted to you.

2) From time to time, in our discretion we may offer to sell you shares of Class B common.

For more information, see our stock issuance policy attached to this prospectus as Exhibit E.

Offering Price
--------------

  The offering price of each share of Class A common and Class B common is equal to the book value per share of our outstanding stock as of the close of the previous fiscal year, adjusted for subsequent stock dividends (except patronage dividends) and stock splits. We do not sell shares during any year until the book value at the end of the immediately preceding fiscal year has been determined.

  We assign the same value to each share of Class B common that is issued as a portion of a patronage dividend. For example, if a patronage dividend is declared in 1999 with respect to purchases from Roundy's during 1998, shares of Class B common distributed in 1999 as patronage dividends will be valued at the book value of outstanding shares determined as of the end of fiscal 1998.

  The book value of outstanding Roundy's stock (including both Class A common and Class B common) at the end of fiscal 1998 was $114.80 per share. Our By-Laws prohibit the payment of any patronage dividend for any year unless sufficient earnings have been retained to increase the book value of the outstanding Roundy's stock by 8% during that year. See "THE COMPANY."

                         USE OF PROCEEDS
                         ---------------
  The proceeds we receive from the sale of the Roundy's stock offered in this prospectus will be added to our working capital and used for general working capital purposes. Such purposes include the purchase of merchandise for resale and the maintenance of adequate inventories of such merchandise. The proceeds may also be used for capital expenditures as required. Our principal source of working capital has been from borrowings, rather than from the proceeds of the sale of Roundy's stock, and we expect that this will continue to be true in the future.



                         CAPITALIZATION
                         --------------
     The following table sets forth the consolidated capitalization of Roundy's and our subsidiaries as of January 2,1999:


                                             At January 2, 1999

                                                          To Be
                                                       Outstanding
                                                      If All Stock
                                                         Offered
                                                 Outstanding     is Sold (1)
                                                 ------------   ------------
SHORT-TERM INDEBTEDNESS:
 Current maturities of long-term debt            $ 10,159,700   $ 10,159,700
                                                 ------------   ------------
 Total short-term debt                           $ 10,159,700   $ 10,159,700
                                                 ============   ============
LONG-TERM INDEBTEDNESS:
 Senior unsecured notes payable:
  9.26%, due 2000 to 2001                        $  5,000,000   $  5,000,000
  7.57% to 8.26%, due 2000 to 2008                 17,300,000     17,300,000
  6.94%, due 2000 to 2003                          25,714,300     25,714,300
  7.86%, due 2000 to 2006                          25,000,000     25,000,000
 Other long-term debt                                 283,800        283,800
                                                 ------------   ------------
   Total long-term debt                          $ 73,298,100   $ 73,298,100
                                                 ============   ============

Redeemable Common Stock (3)                      $  9,007,000   $  9,007,000
                                                 ============   ============

STOCKHOLDERS' EQUITY:
 Common Stock:
  Voting (Class A), $1.25 par value,
  60,000 shares authorized, 11,900 issued
  and outstanding, 13,400 as adjusted                  14,900         16,800
 Non-Voting (Class B), $1.25 par value,
  2,400,000 shares authorized, 1,061,874
  issued,1,160,381 as adjusted                      1,327,300      1,450,500
                                                 ------------   ------------
  Total Common Stock                                1,342,200      1,467,300
 Patronage dividends payable in common stock (2)    4,060,000      4,060,000
 Additional paid-in capital                        31,582,600     42,938,300
 Reinvested earnings                               89,950,000     89,950,000
                                                 ------------   ------------
                                                  126,934,800    138,415,600
 Less treasury stock, at cost                       1,131,200      1,131,200
                                                 ------------   ------------
  Total Stockholders' Equity                     $125,803,600   $137,284,400
                                                 ============   ============
_______________________________

(1) The column "To Be Outstanding" reflects the sale and issuance of shares of Roundy's Class A common and Class B common hereunder, although this offering is not underwritten and there is no assurance that any of such shares offered will be sold.
(2) Over the past several years, we have issued shares of Roundy's Class B common as a portion of our patronage dividends. See "THE COMPANY" on page 10.
(3)  As of January 2, 1999, 78,464 shares were subject to redemption.


                 SELECTED FINANCIAL INFORMATION
                 ------------------------------
  The selected financial information for the five-year period ended January 2, 1999 should be read in conjunction with the Roundy's, Inc. and Subsidiaries Consolidated Financial Statements and notes thereto included elsewhere in this prospectus.

                                        Fiscal Year
                                  (amounts in thousands except per-share data and ratios)

                                                 1998        1997        1996        1995         1994
                                              ----------  ----------  ----------  ----------  ----------
Net sales and service fees                    $2,576,222  $2,610,697  $2,579,010  $2,488,196  $2,461,510
Earnings before patronage dividends
 and income taxes                                 26,022      25,206      23,466      20,251      11,055
Patronage dividends                                5,976       5,687       5,568       5,129        0
Earnings before income taxes                      20,046      19,519      17,898      15,122      11,055
Net earnings                                      11,898      11,204      10,267       9,022       6,554
Total assets                                     462,412     440,310     434,641     407,337     404,652
Long-term debt                                    73,298      83,458      93,615      78,850      88,227
Stockholders' equity(1)                          134,811     122,460     109,945     100,033      90,419
Book value per share                              114.80      104.35       94.30       85.15       77.40
Ratio of current assets to current liabilities    1.36:1      1.39:1      1.42:1      1.43:1      1.43:1
Ratio of long-term debt to stockholders' equity   0.54:1      0.68:1      0.85:1      0.79:1      0.98:1

(1) Includes redeemable common stock. Also includes patronage dividends payable in Class B common of $4,060, $3,738, $3,779, and $3,405 for 1998, 1997, 1996 and 1995, respectively. No
     Class B common payable as patronage dividends is included for 1994 because Roundy's did not meet the requirement contained in
     Article V of the By-Laws in effect at that time to increase Book Value by 10% for 1994.



             MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          RESULTS OF OPERATIONS AND FINANCIAL CONDITION
          ---------------------------------------------

Liquidity And Capital Resources
-------------------------------
  When we look back at fiscal 1998, it can only be described as a "Year of Opportunities." In February 1998 a fire completely destroyed the Evansville Division; throughout the year, super-centers and combination food-drugstores expanded in our markets and in 1998 the term "Y2K" became important to Management at all levels.

  To address these opportunities, Management established functional teams. These teams looked to the Company's long-range Strategic Plan as their roadmap for moving forward. Further, the teams engaged outside advisors to obtain independent assurance that the basic strategies being followed continued to be sound. The result was that the Company was able to make timely decisions and move expeditiously to take advantage of these opportunities. Specifically, a decision was made to rebuild the Evansville Division in the same location. New marketing and promotional programs were developed and implemented to meet the competition from alternative formats. A plan to address Year 2000 ("Y2K") issues was finalized and put into action.

  The new Evansville facility was built at a cost of $10.8 million. Since the Company had not finalized its insurance claim for the estimated fire loss as of January 2, 1999, a significant portion of the construction cost was financed by Roundy's through internally generated funds. Cash advances of $3.3 million were received from the insurance carrier to cover construction and debris removal costs. Total capital expenditures for 1998 including the net cost of the new Evansville facility were $24.9 million compared to $22.7 million in 1997 and $39.3 million in 1996. The bulk of the other 1998 capital expenditures were for
(1) new computer hardware and software to upgrade divisional warehouse systems, (2) retail grocery store remodels and store purchases, and (3) warehouse equipment and facility improvements. In total, 1998 capital expenditures were comparable to 1997 levels. However, they were $14.4 million below 1996 expenditures, primarily because the Company purchased the Westville Division warehouse in 1996 for approximately $20 million in addition to its normal capital expenditures. It had leased this building previously. The Company, during the past three years, has expended in excess of $99 million for new capital items including capital assets obtained through business acquisitions.

  Total cash flows provided from operations increased $9.9 million compared to 1997 and $19.4 million compared to 1996. There were several factors which contributed to the positive trend including (1) improved earnings, (2) improved vendor payment terms, and (3) a decrease in accounts receivable. The higher accounts payable levels were created primarily by the Company's decision to rebuild Evansville. During the period when the building was being rebuilt, Evansville customers were supplied by both the Lima and the South Bend Divisions. Inventories in these divisions increased to accommodate both the variety and supply needs of those customers. In December 1998, the Evansville replacement facility was completed and the process of stocking the warehouse began. To minimize any imposition on the Lima and South Bend customers or the Evansville retailers during this holiday period, both the Lima and South Bend Divisions continued to purchase inventory to supply the Evansville customers while the process of restocking the new facility commenced. Roundy's was able to maximize its payment terms during this period.

  As always, developing a quality customer base and emphasizing collectibility in accordance with terms has been a high priority of Management. Accordingly, in late 1997, the Company broadened its credit control procedures. The new control procedures were fully operational throughout fiscal 1998. This included a Corporate Finance Committee, expanded Management reports and comprehensive reviews directed at customer creditworthiness. The result was for fiscal 1998 that the Company's combined ratio of "accounts receivable days sales outstanding" averaged 8.6 days compared to 9.2 days in 1997 and 10.0 days in 1996. This resulted in a $6.9 million decline in accounts receivable.

  As a result of its strong cash flow, the Company was able to decrease its average outstanding debt. Average outstanding debt for 1998 was $91.9 million versus $102.1 million for 1997 and $106.1 for 1996. The Company has a $60 million borrowing line available, but none was used in 1998. With the positive trend of lower debt, Roundy's long-term debt to equity ratio declined to 0.54:1 at the end of 1998 versus 0.68:1 in 1997 and 0.85:1 in
1996. The average interest rates applicable to borrowings during 1998, 1997 and 1996 were 7.7%.

  With improved Management controls and positive cash flows, the Company was able to invest excess funds in various interest earning vehicles during 1998. Daily investments averaged approximately $41.9 million in 1998 versus $26.7 million in 1997.

  The Company's 1998 and 1997 capital structure is summarized below (dollars in millions):

                                   1998              1997
                              -------------    ----------------
Long-term debt                $ 73.3  35.2%    $ 83.4     40.5%
Stockholders' equity           134.8  64.8      122.5     59.5
                              ------ ------    ------    ------
Total capital                 $208.1 100.0%    $205.9    100.0%
                              ====== ======    ======    ======

  The Company's financial condition remains strong. We believe that our cash, other liquid assets, operating cash flows and access to capital markets, taken together, provide adequate resources to fund ongoing operating requirements and future capital expenditures related to the expansion of our existing business and the development of new projects for the coming year.

Results Of Operations
---------------------

Net Sales And Service Fees
---------------------------
  Net sales and service fees for the year were off approximately $34.5 million or 1.3% compared to 1997. The retail segment's net sales were down, approximately $7.5 million in 1998 compared to 1997. This decrease was primarily due to a fewer number of retail grocery stores and partially due to the additional week in 1997, a 53-week year. The wholesale segment decreased approximately $27 million. This decrease was primarily due to the sales lost at the Eldorado and Evansville Divisions because of the fire that destroyed the Evansville facility, and partially due to the 53rd week in 1997. A new marketing program developed to combat the growth of super centers in Roundy's markets stimulated sales and helped partially offset the sales decline due to the fire. Net sales for 1997 increased $31.7 million or 1.2% over 1996. This increase was primarily due to the additional week in 1997.

Gross Profits
-------------
  Overall 1998 gross profits were comparable to 1997 and 1996, at approximately 9.5%. The 1998 retail segment gross profits, as a percent to net sales, have continued to exceed 20%. However, due to increasing competitive pressures, the wholesale segment's 1998 gross profit has continued to decline. This gross profit, as a percent to net sales, was 7.5% in 1998 compared to 7.7% in 1997 and 7.9% in 1996. With the continued influx of competition from alternative format and food/drug combination stores throughout Roundy's markets, the Company continued to keep price increases at minimum levels. The strategy is to develop and promote value-added programs, which are competitively priced and directed at strengthening the Company's customer base. The challenge is to continue to offer such programs, keep customers financially strong and, in turn, contribute to Roundy's long-term financial success.

Operating And Administrative Expenses
-------------------------------------
  Operating and administrative expenses, as a percent to net sales and service fees, were down to 8.3% in 1998 from 8.4% in 1997 and 8.5% in 1996.The reduction of expenses, as a percent to net sales, has been a major goal of the Company's Strategic Plan. This expense percentage, excluding depreciation and amortization, is also declining. The 1998 operating and administrative expenses, excluding depreciation and amortization, were 7.6% of net sales and service fees compared to 7.7% in 1997 and 7.8% in 1996. Several factors contributed to this downward trend. Specifically, the decline from 1997 was in large part due to efforts to consolidate functional duties in both the wholesale and non-food warehouses including procurement and transportation. During fiscal 1998, a major effort was made to reposition the fleet in an effort to maximize its longevity and productiveness without unduly increasing repairs and maintenance costs. Another initiative included programs directed to reduce workers' compensation type accidents through enhanced training, pre-work exercises and constant reminders of safety.

  Further, in the early part of fiscal 1998, Management undertook a major initiative to reduce costs including reduced staffing and travel and eliminating activities considered not contributing to the overall goals of the Company. These efforts helped offset the $4.9 million of Y2K costs which were incurred in 1998, while such costs were minor in 1997 and 1996. Even with a significant financial effort undertaken in 1998 to resolve Y2K issues, the Company continued to grow its business and execute its Strategic Plan.

  The growth in Company-owned retail operations, since 1995, has increased the overall ratio of operating and administrative expenses to sales. The retail segment, in comparison to the wholesale segment, maintains a higher wage expense and operating costs as a percent to sales. The challenge is to find quality associates for Corporate retail grocery stores. Since this is an issue confronting many industries, the cost of wages and benefits continues to escalate. Additionally, the cost of training associates also continues to climb which in turn contributes to the increase in operating and administrative expenses in the retail segment.

  In total, however, the Company has been able to overcome the higher cost ratio at retail and drive costs from operations as demonstrated by the fact that the Company's ratio of sales per full-time equivalent associate has increased the past three years to $615,000 for 1998 versus $612,000 for 1997 and $603,000 for
1996.

Interest Expense
----------------
  The positive trend in interest expense continues both in absolute dollars and as a percent of sales. In 1998, interest expense was 0.28% of net sales and service fees compared to 0.31% in 1997 and 0.33% in 1996. As a result of the growth in cash flow generated by solid earnings and operational efficiencies, the Company has been able to reduce borrowings resulting in lower interest expense.

Taxes
-----
  The effective income tax rates for 1998, 1997 and 1996 were 40.7%, 42.6%, and 42.6%, respectively.

  The reason for the improvement is due entirely to the Company's efforts to reduce state and local taxes.

Earnings
--------
  Net earnings continued on a positive trend, achieving a record level of 0.46% of net sales and service fees compared to 0.43% for 1997 and 0.40% for 1996. Management firmly believes that its efforts in developing, executing and achieving the programs identified in its Strategic Plan are the main reasons leading to higher earnings levels.

Other Matters
-------------

  Evansville Fire
  ---------------
  On February 28, 1998 a fire totally destroyed the Evansville
Division Warehouse. The Company serviced the Evansville customers from its Lima, Ohio and South Bend, Indiana facilities.
As a result of the fire, however, the Company lost approximately
$60 million in sales.

A decision was made to rebuild the warehouse in the same location. As of January 2, 1999, the new facility was essentially complete and was fully operational by January 30, 1999. The Company settled its inventory claim with its insurance carrier in late 1998. However, the insurance recovery for the loss of the building and equipment, extra costs incurred to service these customers while the warehouse was being rebuilt and the business interruption portions of the claim covering the lost business have not been concluded as of year end.

  Year 2000
  ---------
  The Company is continuing the implementation of its comprehensive plans to address the possible impact of Year 2000 issues on operations throughout its divisions. Progress is being monitored and reported to management and to the Board of Directors on a periodic basis.

  On an enterprise-wide basis, as of January 2, 1999, the Company has completed the approximate percentages of its expected Year
2000 activities for its systems set forth in the following table.
The table also shows the targeted date for the substantial completion of each Year 2000 activity:



                                             Assessment          Remediation            Testing           Implementation
                                            -------------      -----------------    -----------------   -------------------
                                           Percent  Target      Percent   Target     Percent   Target     Percent    Target
                                          Complete   Date       Complete   Date     Complete    Date     Complete     Date
                                          --------  ------     ---------  ------    --------   ------   ---------    ------

IT Systems:
Procurement, including EDI Systems
 with product suppliers ................  100%       -         100%        -        100%        -        30%          3/99
Warehouse management, order processing
and distribution systems ...............  100%       -          95%       2/99       80%       3/99      80%          6/99
General (includes financial reporting,
billing and collection and other
administrative systems................... 100%       -         100%        -         90%       3/99      80%          3/99

Non-IT Systems:
Office Systems ........................   100%       -         100%        -        100%        -        95%          1/99
Facilities ............................   100%       -         100%        -        100%        -       100%            -
Other Non-IT Systems ..................   100%       -          n/a        -         n/a        -        85%          3/99

  Efforts are continuing to contact all suppliers and service providers and coordinate appropriate measures necessary to assure the continuation of product deliveries and services. However, because there is a range of alternative suppliers for comparable products, the Company continues to focus on addressing potential problems in its critical distribution network to its customers, and is encouraging and assisting its customers in their assessment of Year 2000 issues to help them minimize disruptions at the customer level which could adversely impact the Company's ability to distribute its products.

  The Company's business depends upon its ability to deliver inventory to its customers in a timely fashion. The Company believes that the worst case scenario associated with the Year 2000 Issue is if, as a result of disruptions or malfunctions, the Company is unable to process and deliver customer orders consistent with the time-sensitive nature of this process. The extent of such potential impact cannot be determined with reliability at this time due, in large part, to the lack of comprehensive information as to the Year 2000 readiness of the Company's business partners (which the Company is attempting to assemble). The Company is working with key suppliers and customers to develop action and contingency plans designed to minimize the risk of such disruptions. These plans are expected to be in place approximately June 1999.

  Contingency plans for internal operating systems are also expected to be in place by June 1999.

  The Company estimates total costs to be incurred to address the Year 2000 issues will be approximately $8.8 million, of which approximately $4.9 million had been spent as of January 2, 1999. Of the total cost, approximately $6.9 million (78%) will be spent on remediation and testing, and approximately $1.3 million (15%) will be spent to upgrade packaged software applications. Incremental costs, including the costs of third-party contractors to modify existing systems and internal costs, are expensed as incurred, with the funds coming from the Company's general operations, and are included in Operating and Administrative Expenses.

  The Company has deferred certain IT projects as a result of its focus on Year 2000 issues; however, the deferrals are not expected to have a material impact on the Company's business or financial condition.

  The Company believes it is taking reasonable steps which, when fully implemented, will prevent major business interruptions and minimize the Company's risk of exposure to liability to third parties due to the Year 2000 Issue. There can be no assurance, however, that the Company will be successful in its efforts. Further, the costs of the Company's efforts to address the Year 2000 Issue and the dates on which the Company believes it will complete the projects described above are based upon Management's best estimates. There also can be no assurance that these estimates will prove to be accurate, and the actual cost and progress on these projects could differ materially from those currently anticipated. The reasonableness of the Company's efforts, and the project time lines and budgets, were derived based on information the Company believes to be reliable and by making numerous assumptions regarding future events. For additional details about the Company's Year 2000 efforts and the risks associated with Year 2000 issues, see the Company's quarterly report on Form 10-Q for the quarter ended October 3, 1998. Statements made herein or any past statements made or contained herein are deemed Year 2000 readiness statements and are subject to the Year 2000 Information and Readiness Disclosure Act.

Market Risk Sensitivity
-----------------------
  We are not presenting any information concerning market risk because we do not engage in any foreign-currency transactions or conduct any business which is denominated in foreign currencies or outside the United States. Further, we do not believe that our capital structure is market-sensitive because all of our outstanding material loans bear interest at a fixed rate.



                           THE COMPANY
                           -----------

  Roundy's, Inc. was incorporated in 1952 under the Wisconsin
Business Corporation Law. Our executive offices are located at 23000 Roundy Drive, Pewaukee, Wisconsin 53072, and our telephone number is (414) 547-7999.

General
-------
  We are engaged principally in the wholesale distribution of food and non-food products to supermarkets and warehouse food stores located in Wisconsin, Illinois, Michigan, Indiana, Ohio, Kentucky, Missouri, Arkansas, Minnesota, Pennsylvania, Tennessee and West Virginia. We also own and operate 13 retail warehouse food stores under the names "Pick 'n Save" or "Park & Save," one limited assortment food store under the name "Mor For Less" and five conventional food stores under the names "Park & Shop," "Price Less" or "Buy Low Foods." We offer our customers a complete line of nationally-known name brand merchandise, as well as a number of our own private and controlled labels. We currently service 806 grocery stores.

  In addition to the distribution and sale of food and nonfood products, we provide specialized support services for our customers, including promotional merchandising and advertising programs, accounting and inventory control, store development and financing and assistance with other aspects of store management. We maintain a staff of trained retail counselors who advise and assist individual owners and managers with store operations.

Wholesale Food Distribution
---------------------------
  We distribute a broad range of food and nonfood products to our customers and to our corporate-owned food stores. We have seven product lines: dry grocery, frozen food, fresh produce, meat, dairy products, bakery goods and nonfood products. We have no long-term purchase commitments, and we do not believe that we are dependent upon any single source of supply. No source of supply accounted for more than 9% of our purchases in fiscal 1998.

  We sell brand name merchandise of unrelated manufacturers, including most nationally advertised brands. In addition, we sell numerous products under private and controlled labels, including but not limited to "Roundy's," "Old Time," "Shurfine" and "Buyers' Choice." Private label product sales accounted for $173,339,000, $179,032,000, and $175,459,000 of our sales during fiscal 1998, 1997 and 1996, respectively.

  We have historically operated on a cooperative basis with respect to our wholesale food distribution business. Our cooperative operations accounted for approximately 39%, 37% and 37% of the Company's consolidated net sales and service fees for fiscal 1998, 1997, and 1996, respectively. The balance of our sales were to independent grocers or through our corporate-owned stores. At January 2, 1999, we had 59 stockholder-customers actively engaged in our retail business, operating a total of 119 retail grocery stores. Our cooperative wholesale food business is focused primarily in Wisconsin, where 116 of these retail grocery stores are located (3 are in Illinois). We are not obligated to continue to operate on a cooperative basis in the future.

  Our primary marketing objective is to be the principal source of supply to both our stockholder-customers and other independent grocers. In 1998, we serviced 119 retail grocery stores operated by our stockholder-customers, 687 grocery stores operated by non-stockholders and 19 of our corporate-owned food stores. These stores are located in 12 states.

  Of our consolidated net sales and service fees in 1998, $679,498,400 (26.4%) were attributable to our five largest customers, with one customer accounting for $294,483,400 (11.4%) of such sales. Approximately 642 stores purchased less than $3,000,000 each from us in 1998. 105 customers owned more than one store, with one customer owning 17 retail food stores.

  We generally distribute our products by a fleet of 270 tractor cabs and 640 trailers. Some products are shipped direct from manufacturers to customer locations. Most customers order for their stores on a weekly basis and receive deliveries from one to seven days per week. Orders are generally transmitted directly to a warehouse computer center for prompt assembly and dispatch of shipments.

  We have retail counselors and merchandising specialists who serve our customers in a variety of ways, including the following:

1)   analysis of and recommendation on store facilities and equipment;

2) development of programs and objectives for establishing efficient methods and procedures for receipt, handling, processing, checkout and other operations;

3)   informing customers on latest industry trends;

4)   assisting and dealing with training needs of customers; and,

5) if the need arises, acting as liaison or problem solver between us and our customers.

  The retail counselors and specialists are assigned a specific geographic area and periodically visit each customer within their assigned area.

  We render statements to our customers on a weekly basis to coincide with regular delivery schedules. Our accounts of single store owners are considered delinquent if not paid on the statement date. Accounts of multiple store owners are considered delinquent if not paid within three days of the statement date. Accounts of our subsidiaries are considered delinquent if not paid within seven days of the statement date. The majority of accounts are collected via the Automated Clearing House ("ACH") system. Delinquent accounts are charged interest at the rate of prime plus 5%, computed on a daily basis. During each of the past three fiscal years, our bad debt expense has been less than 0.21% of sales. The Company's bad debt expense was $2,189,300, $2,389,100, and $5,302,600 in 1998, 1997 and 1996, respectively.

Corporate-Owned Food Stores
---------------------------
  We own and operate three types of corporate stores: high volume-limited service food stores, high value-limited assortment food stores, which are both considered "warehouse" food stores, and conventional food stores.

1) The high volume-limited service warehouse stores are designated as "Pick 'n Save" or "Park & Save" which generally offer, at discount prices, complete food and general merchandise lines to the customer, emphasizing higher demand items, with stores ranging from 33,000 to 73,000 square feet per store.

2)    The high value-limited assortment store designated as "Mor
      For Less" is 24,000 square feet and emphasizes low cost, high value lines to the customer.

3)    Conventional stores operated under the names "Ron &
      Lloyd's," "Park & Shop," "Price Less" or "Buy Low Foods" generally emphasize full service to the customer at competitive prices. These stores range from 9,000 to 42,000 square feet.

  The number of stores operated by the Company at the end of its three most recent fiscal years, and their sales during these years, were as follows:

Type of Store                      1998        1997         1996
----------------------------       ----        ----         ----
Warehouse Food Stores               13          14           16

Conventional Retail grocery
 stores                              6           7           11

Sales (in thousands)          $284,128    $291,613     $275,761

Employees
---------
  At January 2, 1999, we employed 1,100 full-time executive, administrative and clerical employees, 1,334 warehouse and processing employees and drivers, and 742 retail employees, as well as 2,017 part-time employees. Substantially all of our warehouse employees, drivers and retail employees are represented by unions, with contracts expiring in 1999 through 2002. We consider our employee relations to be normal. There have been no significant work stoppages during the last five years. Substantially all full-time employees are covered by group life, accident, and health and disability insurance.

Competition
-----------
  The grocery industry, including the wholesale food distribution business, is characterized by intense competition and low profit margins. Shifting market share among competitors is typical of the wholesale food business as competitors attempt to increase sales in any given market. In order to compete effectively, we must have the ability to meet rapidly fluctuating competitive market prices, provide a wide range of perishable and nonperishable products, make prompt and efficient delivery, and provide the related services which are required by modern supermarket operations.

  We compete with a number of local and regional grocery wholesalers and with a number of major businesses that market their products directly to retailers, including companies having greater assets and larger sales volume than we do. Our customers and our corporate-owned stores also compete at the retail level with several chain store organizations that have integrated wholesale and retail operations. Our competitors range from small local businesses to large national and international businesses. Our success is in large part dependent upon the ability of our independent retail customers to compete with larger grocery store chains.

  In the Milwaukee, Wisconsin area, our "Pick 'n Save" group, which consists of both independently-owned and corporate-owned stores, continues to be the market share leader with 52% of households in the Milwaukee metropolitan statistical area purchasing "most of their groceries" from "Pick 'n Save" as reported in the Milwaukee Journal Consumer Analysis Survey taken in the fall of 1998.

  In competing for customers, emphasis is placed on high quality and a wide assortment of product, low service fees and reliability of scheduled deliveries. We believe that the range and quality of other business services provided to retail grocery store customers by the wholesaler are increasingly important factors, and that success in the wholesale food industry is dependent upon the success of our customers who are also engaged in an intensely competitive, low profit margin industry.

Stockholder-Customers
---------------------
  Substantially all of Roundy's (but not its subsidiaries') customers are also Roundy's stockholders. We do not require that our stockholders buy merchandise exclusively from us; however, for a stockholder-customer to remain a holder of Class A common with respect to a particular retail grocery store, Roundy's (but not any of its subsidiaries) must be that retail grocery store's principal source of supply.

  Generally, we will stop selling to a stockholder-customer only when there has been nonpayment for merchandise delivered or indebtedness payable to us or the stockholder defaults in the payment of indebtedness that we have guaranteed. If this occurs, we will repurchase such person's stock, upon request, subject to the limitations described under "REPURCHASE OF SHARES."

Buying Deposits; Application of Deposited Funds
-----------------------------------------------
  Each stockholder-customer is required to maintain a buying deposit for each retail grocery store it operates. In general the deposit must be in an amount equal to the greater of $20,000 or the estimated amount of purchases by the retail grocery store from Roundy's over a two week period; however, we reserve the right to increase the amount of the deposit required of any retail grocery store.

  This buying deposit requirement may be satisfied by either a cash deposit in the specified amount (bearing no interest), or the collateral pledge of Class A common and/or Class B common.
In either case, a stockholder-customer may make its entire buying deposit by a payment in cash at the outset of its customer relationship, or it may fulfill part or all of its buying deposit requirement by means of weekly or monthly payments, in accordance with an amortization schedule forming a part of the buying deposit agreement between the stockholder-customer and Roundy's. The form of buying deposit agreement is attached to this prospectus as Exhibit B.

  If a stockholder-customer elects to fulfill its buying deposit requirements through periodic installment payments, the stockholder-customer may apply such deposited amounts toward the subscription price of shares of Class B Common in accordance with the limitations described under "THE OFFERING - Offer to Stockholder-Customers" beginning on page 10.

  Neither the execution of a buying deposit agreement, nor the deposit of funds by a stockholder-customer pursuant to a buying deposit agreement, will constitute an agreement of any kind that the stockholder-customer will purchase or that we will sell any shares of Roundy's stock. See "THE COMPANY--Stockholder-Customers" and the form of buying deposit agreement included as Exhibit B to this prospectus.

  Stockholder-customers who have already satisfied their buying deposit requirements may also elect to subscribe for and purchase shares of Class B common, subject to the limitations described above under "THE OFFERING - Offer to Stockholder-Customers" beginning on page 10.

  Shares of Class B common issued as patronage dividends will be applied to satisfy (in whole or in part) the buying deposit deficit of stockholder-customers with a buying deposit deficit. If such stockholder-customer has elected to pay its buying deposit in periodic installments, those shares will be applied to such installments in the inverse order of their due dates.

  Lien on Shares. Our By-Laws provide that we have a lien against all outstanding Class A common and Class B common as security for the payment of any and all obligations of the holder to us. No shares of stock held by a stockholder-customer will be transferred on our books until all obligations of the stockholder-customer to us or any of our subsidiaries have been paid in full. To perfect our lien, we retain physical possession of all stock certificates and provide stockholders with photocopies. If, at the time of a repurchase of stock from a stockholder-customer, that person has an unpaid obligation to us, or to any of our subsidiaries, the amount of that obligation will be deducted from the proceeds payable upon the repurchase of that stock. For a description of other restrictions on transfer of stock contained in the Company's By-Laws, see "DESCRIPTION OF STOCK--Restrictions on Transfer" beginning on page 31.

Customer Services
-----------------
  Customers are provided, and independent retailers are offered, a variety of services to help them maintain a competitive position within the retail grocery industry. These services include pricing services, ordering assistance, point-of-sale host-computer support, detailed reports of purchases, store engineering, retail accounting, group advertising, centralized bakery purchasing, merchandising, insurance, real estate services and retail training. The Company charges its customers for some of these services, however, the income generated by such charges is not material.

  We have maintained a continuous effort to assist qualified customers and independent retailers to remodel and expand existing retail locations and to develop new retail outlets. Our inventory and equipment loans receivable as of January 2, 1999 are summarized in the following table:

   Inventory and Equipment Loans (1)
   ---------------------------------
   Number of Loans                           111
   Original Amount                   $45,741,200
   Outstanding Balance as of
      January 2, 1999                $23,385,000
   Range of Interest Rates              Variable (2)
   Range of Maturity Dates             1999-2011

(1) We have guaranteed customer bank loans and customer leases amounting to $106,700 and $430,100, respectively at January 2, 1999. These amounts are not included in the table above.

(2)Variable rates based on our cost of borrowing.

  The Company has a lease program under which it may in its discretion lease store sites and equipment for sublease to qualified customers. This enables customers to compete with large grocery store chains for store sites at favorable rates. The Company presently has such real estate and equipment leases with lease terms from 1999 to 2018. Aggregate lease rentals received under this program were $23,207,000, $21,249,900 and $21,628,300 in fiscal 1998, 1997 and 1996, respectively.

Real Estate
-----------
     Our principal executive offices are located in Pewaukee, Wisconsin on a 5-acre site. We own a portion of these facilities and lease the remainder from a third party. We conduct wholesale activities from the following warehouses (O = Owned and L = Leased):

                                                            Approximate
Warehouse Location            Products Distributed        Square Footage
---------------------         ---------------------      ----------------
Wauwatosa, Wisconsin          All product lines,             745,000 (O)
(Two facilities)              except nonfood products        192,000 (L)

Mazomanie, Wisconsin          Dry groceries and              225,000 (L)
                              nonfood products

Westville, Indiana            All product lines,             557,000 (O)
                              except nonfood products

Lima, Ohio                    All product lines,             515,000 (O)
(Two facilities)              except produce and              94,000 (L)
                              nonfood products

Eldorado, Illinois            Dry groceries and              384,000 (O)
                              dairy products

Evansville, Indiana           Frozen food, meat and          136,000 (O)
                              dairy products

Van Wert, Ohio                Nonfood products               115,000 (L)

South Bend, Indiana           Frozen foods                    84,000 (L)

Muskegon, Michigan            All product lines,             215,000 (O)
                              except produce

  We believe our current properties are well maintained and, in general, are adequately sized to house existing operations.

Regulation
-----------
  We are subject to regulation by the United States Food and Drug Administration and to certain state and local health regulations in connection with the operations of our facilities and our wholesale food business. We have not been subject to any material actions brought under such regulations in the past five years.

Transportation
--------------
  Our transportation fleet for distribution operations as of January 2, 1999 consisted of 270 tractor cabs, 640 trailers and 3 straight delivery trucks. The fleet is primarily owned. In addition, we own 46 automobiles.

Computers
----------
  We own most of our computers and related peripheral equipment.
The computers are used for inventory control, billing and all other general accounting purposes. We believe the computer systems are adequate for our operations.

Legal Proceedings
-----------------
  We are not involved in any material litigation as either a plaintiff or defendant, nor do we contemplate any other material litigation, nor, to the best of our knowledge, has any such litigation been threatened against us. Although we are involved in various claims and litigation arising in the normal course of business, we do not believe that the ultimate resolution of these actions will materially affect our consolidated financial position, results of operations or cash flows.


                            MANAGEMENT
                            -----------
  The directors and executive officers of Roundy's are as follows:

Name                      Age    Position(s) Held with Roundy's and Business Experience
------------------        ---    ----------------------------------------------------------------
Gerald F. Lestina         56     President and Chief Executive Officer since 1995; President and
                                 Chief Operating Officer 1993-1995; Director since 1991 (term expires
                                 2002)

Roger W. Alswager         50     Vice President of Real Estate since 1989

Londell J. Behm           48     Vice President of Advertising since 1987

Ralph D. Beketic          52     Vice President-Wholesale since 1996; President of Milwaukee Division
                                 1993-1995

David C. Busch            50     Vice President of Administration since 1993

Edward G. Kitz            45     Vice President, Secretary & Treasurer since 1995; Vice President &
                                 Treasurer 1989-1994

Charles H. Kosmaler, Jr.  56     Vice President of Planning and Information Services since 1999; Vice
                                 President of Logistics and Planning 1993-1998

Debra A. Lawson           43     Vice President of Human Resources since 1997; Vice President
                                 Administration  Milwaukee Division 1994-1996

John E. Paterson          51     Vice President-Distribution since 1997; Vice President of Operations-
                                 Milwaukee Division 1993-1996

Robert D. Ranus           58     Vice President and Chief Financial Officer since 1987; Director since 1987 (term expires 2000)

Michael J. Schmitt        50     Vice President-Sales and Development since 1995; Vice
                                 President, Northern Region 1992-1995

Marion H. Sullivan        52     Vice President of Marketing since 1989

Robert E. Bartels         61     Director since 1994 (term expires 2000); President and Chief Executive
                                 Officer of Martin's Super Markets,Inc., South Bend, Indiana

Charles R. Bonson         52     Director since 1994 (term expires 2000); President of Bonson's Foods,
                                 Inc., Eagle River, Wisconsin

Robert S. Gold            56     Director since 1998 (term expires 2001); President and stockholder of
                                 B. & H. Gold Corporation, Gold's Market, Inc., Gold's, Inc., and Gold's of
                                 Mequon, LLC, in Brown Deer, Grafton, Milwaukee, and Mequon, Wisconsin

George C. Kaiser          66     Director since 1986 (term expires 2001); Chairman and Chief Executive
                                 Officer, Hanger Tight Company since 1988; Chief Executive Officer, George
                                 C. Kaiser and Co. since 1988; Director of The Baird Funds, Inc. since 1992

Henry Karbiner, Jr.       58     Director since 1999 (term expires 2002); Chairman, President and
                                 Director of both Tri City National Bank and Tri City Bankshares
                                 Corporation, Oak Creek, Wisconsin

Patrick D. McAdams        49     Director since 1995 (term expires 2001); General Manager and Treasurer of McAdams, Inc., Wales, Wisconsin

George E. Prescott        51     Director since 1999 (term expires 2002); President and Chief Executive
                                 Officer of Prescott's Supermarkets, Inc., West Bend, Wisconsin

Gary R. Sarner            52     Director since 1997 (term expires 2001); Chairman, Total Logistic
                                 Control, LLC since 1996, President and Chief Operating Officer, Christiana
                                 Companies, Inc. 1992 - 1997

  Our directors are elected by Class A common and generally serve staggered three-year terms; approximately one-third of the board of directors is elected annually. There are currently ten members of the board, two of whom are currently executive officers (Messrs. Lestina and Ranus) and four of whom must be "retailer directors" (currently, Messrs. Bonson, Gold, McAdams and Prescott.). The retailer directors are elected according to the terms of the Voting Trust which provides that the trustees will vote to elect stockholder-customers chosen by a plurality vote of the voting trust certificate holders to serve three-year terms as director. One retailer director is elected each year and two are elected every third year. See "VOTING TRUST" beginning on page 34.





COOPERATIVE STATUS; PATRONAGE DIVIDENDS

Operation as a Cooperative
--------------------------
  We have historically operated our food wholesale business (but not that of our subsidiaries) on a cooperative basis, and therefore determined our Federal income tax liability under Subchapter T of the Internal Revenue Code, which governs the taxation of corporations operating on a cooperative basis. In general under Subchapter T, for a corporation be taxed as a cooperative, a substantial majority of the voting securities of the corporation must be owned by its members or customers and each such customer's voting power must be equal, or nearly equal, to that of every other customer. Our capital structure, including the restrictions on stock ownership, was created to conform to these two requirements. For additional information, see "DESCRIPTION OF STOCK" beginning on page 30 and "VOTING TRUST" beginning on page 34.

  As of the date of this prospectus, all of our outstanding
Class A common is owned by our stockholder-customers who own 117 retail grocery stores serviced by Roundy's. Stockholder-customers, who own approximately 72% of the combined total of Class A common and Class B common, may receive patronage dividends from us based on our sales to such stockholder-customers.

  Our subsidiaries do not operate as cooperatives. The customers serviced by our subsidiaries are independent grocers, operating
687 grocery stores as of January 2, 1999. They do not own any Class A common and do not receive patronage dividends.

  Under Subchapter T of the Internal Revenue Code, we deduct patronage dividends in determining our taxable income. The patronage dividends (including the value of the Class B common) are taxable to the stockholder-customers for income tax purposes, when received.

  We are not required to continue to operate on a cooperative basis or pay patronage dividends and our operation as a cooperative, as well as our practice of paying patronage dividends, could be terminated at any time by our board of directors.

  The applicable laws, regulations, rulings and judicial decisions affecting the determination of whether a corporation is operating on a cooperative basis for federal income tax purposes are subject to interpretation. Although we believe that Roundy's qualifies as a cooperative for such purposes, we have not obtained, and do not intend to seek a ruling or other assurance from the Internal Revenue Service that this is the case. If the IRS were to challenge our cooperative status, and if we were unsuccessful in defending such status, we could incur a federal income tax liability with respect to patronage dividends previously paid to stockholder-customers during the tax years in question and taken as tax deductions by us.

  The preceding discussion is only a summary of the most significant aspects of the taxation of cooperatives under the Internal Revenue Code, based on our understanding, and should not be construed as tax advice to any individual stockholder. You should consult with your own tax advisor for individual tax advice.

Payment of Patronage Dividends
------------------------------
  The patronage dividends we pay, if any, are determined on the basis of qualifying sales by Roundy's to stockholder-customers. The amount distributed to any stockholder-customer is therefore based on that customer's volume of purchases from Roundy's and not its stock holdings.

  Minimum Increase in Book Value. Article V of our By-Laws governs the payment of patronage dividends to stockholder-customers. Under Article V, we are required to pay patronage dividends out of the earnings from the business that Roundy's does with stockholder-customers in any fiscal year ("patronage earnings"). The amount of the patronage dividend for any year is the lesser of (1) patronage earnings, or (2) an amount which will reduce our net earnings (on a Company-wide basis) to an amount that will cause the book value of the outstanding Roundy's stock as of the close of such year to increase by 8% from the book value at the close of the prior year.

  For example, book value at January 2, 1999 was $114.80 per share. No patronage dividends may be paid for 1999 unless at least $9.19 (8% of $114.80) per share is added to such book value as of the close of fiscal 1999. Any increase in book value over $9.19 which is attributable to patronage earnings must be distributed in the form of patronage dividends to the extent permitted by the Internal Revenue Code. Based upon the number of shares outstanding at January 2, 1999, we must retain earnings of $10,466,978 in 1999 before patronage dividends may be paid in 2000.

  Income from the operations of our subsidiaries and other income (from sources such as investments in securities and the sale or exchange of capital assets) is not patronage earnings and therefore may not be distributed as patronage dividends. Consequently, the actual increase in book value from year to year (after we pay patronage dividends) may be more than the stated growth percentage in any year.

  The following table shows increases in book value of Roundy's outstanding stock for the last three fiscal years. The percentage increase in book value required under Article V of the By-Laws before patronage dividends may be paid may be changed by the Board of Directors at any time. In 1996 and 1997, this percentage was 10%.

                                  1998    1997    1996
                                 ------  ------  ------
Increase in book
 value per share                  10.0%   10.7%   10.7%

Minimum increase
 required by By-Laws               8.0%   10.0%   10.0%


  Composition of Patronage Dividends. If there are sufficient patronage earnings in any fiscal year to enable us to pay patronage dividends for that year, we will pay them during the subsequent fiscal year. We must pay at least 20% of the patronage dividend in cash, but may pay a greater percentage in cash depending on our cash needs at the time and the requirements of our credit agreements.

  In each year that we pay patronage dividends, the board determines the percentage to be paid in cash and in Class B common. These percentages are applied to the dollar amounts determined as the patronage dividend and the number of shares of Class B common to be distributed to each stockholder-customer is determined based on the book value of such shares as of the end of the last fiscal year.

  Stockholder-customers who purchase more merchandise from Roundy's will be entitled to larger patronage dividends than others. They also may have a greater equity interest in Roundy's because they may own more Class B common. However, their voting power will not increase proportionally because each stockholder-customer is permitted to hold only 100 shares of Class A common for each retail grocery store it operates, and the shares of Class B common that are available for purchase and that are distributed as patronage dividends are non-voting shares. (See "DESCRIPTION OF STOCK" and "VOTING TRUST".)

  The following table shows the total amount of patronage dividends paid to stockholder-customers with respect to purchases during the last three fiscal years, the percentage paid in cash and in Class B common, and the number of shares of Class B common issued:

                             1998        1997         1996
                        ----------   ----------    -----------
Total Dividend          $5,975,700   $5,687,000    $5,568,300
Percent in Cash                30%          30%           30%
Percent in Stock               70%          70%           70%
Number of Shares            34,656       36,386        40,013


  Taxation of the Receipt of Patronage Dividends.
  -----------------------------------------------
  Under the Internal Revenue Code, if we pay at least 20% of the total patronage dividend in cash and the balance in Class B common, then we may deduct the total patronage dividend in determining our taxable income. We are permitted to do this only if you consent to include the full stated dollar amount of the Class B common and the cash you receive as income on your tax return for the year in which you receive it.

  Your consent to include the full stated dollar amount of the patronage dividend as income on your tax return can take the form of (1) a written consent which you either signed (or will be required to sign) before you became (or become) a stockholder-customer, or (2) your purchase of stock (or your election to remain a stockholder) after receiving written notice and a copy of the provision of our By-Laws that states that a person becoming or remaining a stockholder of Roundy's shall be deemed to have given the requisite consent.

  Although we are required to pay a minimum of 20% of the annual patronage dividend in cash, the cash portion, whether it is 20% or more, may be insufficient, depending upon the income tax bracket of each recipient, to provide funds for the full payment of the federal income tax liability incurred by the recipient with respect to such patronage dividends.

Other
------
  Although it has not been our practice to do so, Article V of the By-Laws permits us, in our sole discretion, to pay patronage dividends to Roundy's customers (but not to customers of any of our subsidiaries) who are not stockholder-customers because Roundy's is not their primary supplier. Persons who are not current customers of Roundy's, such as customers of our subsidiaries, former customers, or our directors, employees and trustees of the Voting trust, are not entitled to receive patronage dividends. No patronage dividends have been paid to non-stockholder customers in the last four years; however, if we were to pay patronage dividends to any non-stockholder-customers in the future, computation of the amount of patronage dividends payable to stockholder-customers in that year would be made after the determination of patronage dividends payable to such non-stockholder-customers.

   We cannot assure you that patronage dividends will be paid in the future, or, if paid, the amount or form of payment thereof. We are under no obligation to pay patronage dividends except to the extent provided by Article V of our By-Laws. This By-Law provision is subject to modification or repeal at any time by our board of directors. A copy of Article V of the By-Laws, as amended, is included as Exhibit C for your reference.

                      DESCRIPTION OF STOCK
                      --------------------
Authorized Shares
-----------------
  Under our Articles of Incorporation we are authorized to issue up to 60,000 shares of Class A common, $1.25 par value, and up to 2,400,000 shares of Class B common, $1.25 par value. On April 3, 1999, 11,700 shares of Class A common and 1,160,014 shares of Class B common were issued and outstanding.

Voting Rights
-------------
  Holders of Class A common are entitled to one vote for each share held, on all matters which are submitted to a vote of stockholders. Stockholders are not entitled to cumulative voting rights. As of the date of this prospectus, all of the outstanding shares of Class A common were owned of record by the trustees of the Voting Trust. Shares deposited in the Voting Trust will be voted in the manner provided in the voting trust agreement. See "VOTING TRUST" beginning on page 34.

  Except as otherwise required by law, holders of Class B common are not entitled to vote on any matter submitted to a vote of the stockholders. The Wisconsin Statutes provide that the holders of the outstanding shares of a class of stock must be entitled to vote as a class upon any proposed merger, share exchange, sale of all or substantially all assets of a company or any amendment to the articles of incorporation which would, in either case, alter the rights, preferences, or relative status of the shares in any of a number of specified ways. These are the only circumstances in which holders of Class B common are entitled to vote as stockholders.

Dividend Rights
---------------
  Holders of Class A common and Class B common are entitled to such dividends as may be declared by the board of directors. However, Roundy's does not expect to pay any dividends in the foreseeable future other than patronage dividends as described under "COOPERATIVE STATUS; PATRONAGE DIVIDENDS -Payment of Patronage Dividends" on page 28. Stockholders who are not customers of Roundy's are not entitled to receive patronage dividends.

Liquidation Rights
------------------
  In the event of the voluntary or involuntary liquidation of Roundy's, the holders of Class A common and Class B common will be entitled to share ratably in our remaining assets after payment of all our liabilities.

Repurchase of Shares
--------------------
  Subject to certain limitations, we are obligated to repurchase stock upon written request from stockholders who have terminated or substantially reduced their customer or employee relationships with us. We may, but are not obligated to, repurchase shares held by other stockholders, including current stockholder-customers See "REPURCHASE OF SHARES" beginning on page 32.

Restrictions on Transfer
-------------------------
  Our Articles of Incorporation provide that no shares of Class A common or Class B common may be transferred for any purpose (including, but not limited to, sales, gifts, testate or intestate inheritance or pledge) unless and until (1) such transfer has received our prior written consent, or (2) we have agreed in writing to repurchase such shares and have failed to satisfy such obligation.

  The certificates representing Class A and Class B common bear a legend setting forth the foregoing limitations on the resale of such shares.

Other Restrictions and Rights
-----------------------------
  The Class A common and Class B common, the full consideration for which has been paid, will not be subject to any further calls or assessments by us. However, Section 180.0622(2)(b) of the Wisconsin Statutes imposes personal liability on stockholders in an amount equal to the par value of their respective shares (or in an amount equal to the consideration paid for such shares in the case of no-par value stock) for all debts owing to our employees for services performed for us, not exceeding six months' service in any one case. A Wisconsin court has interpreted "par value" for purposes of this statute as the "subscription price paid for the stock."

  We have a first lien upon any shares of our stock held by any stockholder for the amount of any indebtedness payable us by such stockholder. To perfect our lien, we retain physical possession of all stock certificates and provide stockholders with photocopies. In addition to the other limitations on transfer, no sale or transfer of any such stock shall be made until all indebtedness to us has been paid in full. If, at the time of a repurchase of stock from a stockholder-customer, that person has an unpaid obligation to us, or to any of our subsidiaries, the amount of that obligation will be deducted from the proceeds payable upon the repurchase of that stock.

Transfer Agent
--------------
  We act as our own transfer agent for our Class A and Class B common.

Reports to Stockholders
-----------------------
   We will furnish annual reports to our stockholders within 120 days after the end of each fiscal year. Our annual report will include financial statements for the latest fiscal year audited by independent certified public accountants.

EXCHANGE OF CLASS A COMMON FOR CLASS B COMMON
---------------------------------------------
If a stockholder-customer disposes of or ceases to operate one or more of its retail grocery stores or changes its primary supplier to an entity other than Roundy's, our By-Laws require the stockholder-customer to exchange its 100 shares of Class A common associated with such retail grocery stores for an equal number of shares of Class B common. We impose this requirement to comply with the Internal Revenue Code and regulations governing federal income taxation of corporations operating on a cooperative basis. See "COOPERATIVE STATUS; PATRONAGE DIVIDENDS -
Operation as a Cooperative" beginning on page 27.

  This exchange of Class A common for Class B common will be tax-free to the stockholder-customer and to Roundy's.

  Shares of Class A common will be automatically deemed to have been surrendered for exchange when a stockholder-customer disposes of or ceases to operate one or more of its retail grocery stores or changes its primary supplier to an entity other than Roundy's.

  Any stockholder-customer who fails to actually surrender its Class A common for Class B common within 90 days following the termination of its customer relationship with Roundy's will not be eligible for repurchase of shares under the stock redemption policy and will not be eligible to receive patronage dividends until such shares have been surrendered. For more information, see "REPURCHASE OF SHARES" beginning on page 32.

                      REPURCHASE OF SHARES
                      --------------------
  The following description of our stock redemption policy is necessarily selective and is qualified in its entirety by the full text of the stock redemption policy which is attached to this prospectus as Exhibit D.

  General
  -------
  Our Articles of Incorporation provide that we may repurchase or redeem shares of Roundy's stock, without the consent of our stockholders, on terms that the board deems appropriate subject to applicable Wisconsin law. The board has adopted a stock redemption policy which sets forth certain conditions under which we will repurchase or redeem our stock. Our current stock redemption policy is included as Exhibit D to this prospectus.

  Other than under the stock redemption policy in effect at the time, we have no obligation to repurchase any of our stock. Our stock redemption policy may be amended or rescinded at any time by our board, except that no amendment or rescission may reduce the price payable for shares that have been properly tendered for redemption prior to the date of such amendment or rescission.
Any changes to our stock redemption policy could have a material adverse effect upon a stockholder's right to require us to repurchase its shares of Roundy's stock, and could cause stockholders to be unable to dispose of their shares for an indefinite period of time.

Timing of Repurchases
---------------------
  The stock redemption policy provides that we will repurchase shares of stock following a request by the stockholder or his or her legal representative made during one of three "window periods" (the last two weeks of May, August and November of each year) if our customer or employee relationship with the stockholder has been terminated as follows:

1) A customer's relationship with us is considered terminated when one of its retail food stores either cease to be principally supplied by Roundy's or ceases to be owned or operated by the stockholder.

2) An employee's relationship with us is considered terminated when the stockholder's employment relationship with us is terminated for any reason.

  Under our current stock redemption policy, we are not required to repurchase stock held by any stockholder that continues to own a retail grocery store or be employed by us.

  We are required to promptly acknowledge in writing the receipt of a repurchase request. Once we have done so, the request becomes irrevocable except with the written consent of our Board of Directors.

  If a stockholder makes a proper repurchase request, we must repurchase one-fifth (20%) of the shares subject to the repurchase request on each of the first through the fifth anniversaries of the repurchase request date. Each of these anniversaries is known as a "redemption target date." Our obligation is subject to certain limitations which are discussed below under "Limitations on Repurchase Obligation."

  Notwithstanding the foregoing, if our customer or employee relationship with the stockholder is terminated as a result of the death of the stockholder, his or her estate may elect (by written notice to Roundy's within 180 days after his or her death) to have up to the first $50,000 in value of stock repurchased on an accelerated basis within 180 days after we receive written notice of such election.

Repurchase Price
----------------
  The repurchase price for the shares under our current stock redemption policy is the book value of such shares as of the end of the fiscal year preceding the actual date of repurchase, as adjusted for subsequent stock splits and stock dividends. Because the repurchase price will fluctuate based on changes in book value from year to year, the repurchase price payable for any 20% annual increment may vary. There is no assurance that book value will increase from one year to the next and it may decline.

  For example, a stockholder who made a proper repurchase request for 800 shares on May 25, 1994 would have had his shares repurchased as follows:

1) 160 shares (20%) on May 25, 1995 for $77.40 per share (book value at the end of fiscal 1994),

2) 160 shares (20%) on May 25, 1996 for $85.15 per share (book value at the end of fiscal 1995),

3) 160 shares (20%) on May 25, 1997 for $94.30 per share (book value at the end of fiscal 1996),

4) 160 shares (20%) on May 25, 1998 for $104.35 per share (book value at the end of fiscal 1997), and

5) 160 shares (20%) on May 25, 1999 for $114.80 per share (book value at the end of fiscal 1998).

Limitations on Repurchase Obligation
------------------------------------
  Our obligation to repurchase shares under the stock redemption policy is subject to any limitations on repurchases that may be contained in any of our present or future lending or other agreements. These contract limits generally consist of covenants and restrictions of a type frequently encountered in similar transactions, such as stockholders' equity-to-capital ratios, debt-to-capital ratios, liability-to-net worth ratios and maintenance of certain amounts of working capital and stockholders' equity. These contract limits change from time to time.

  In the event the contract limits prevent us from repurchasing shares which are the subject of a repurchase request during a given period of time, or if required repurchases are delayed for any other reason, repurchases will be resumed promptly after such suspension period is over. Repurchases will then be made in the order of the redemption target dates which fell during the suspension period, regardless of the dates the repurchase requests were received. Such suspended repurchases will be prior to redemptions becoming due on any subsequent redemption target dates.

  Notwithstanding these limitations, stock having a repurchase price of $50,000 or less may be repurchased on an accelerated basis in our sole discretion in cases of demonstrated hardship.

  Any stockholder-customer who fails to surrender its Class A common for Class B common within 90 days following the termination of its customer relationship with Roundy's is not eligible for repurchase of shares under the stock redemption policy. For more information, see "EXCHANGE OF CLASS A COMMON FOR CLASS B COMMON" beginning on page 31.

  The right to have stock redeemed under the stock redemption policy is not available to any person who, at the time of such repurchase, is asserting a challenge to the authority of our board of directors to have adopted any prior, then-current, or pending redemption policy or is then asserting a challenge to the enforceability or validity of our interpretation or application of any provision of our then-current or any prior stock redemption policy.

  Non-Policy Redemptions. Regardless of the stock redemption policy, we may repurchase or redeem stock on any other terms or under such other circumstances as the board deems appropriate, all without the consent or approval of the other stockholders. For example, the board may authorize an accelerated repurchase for hardship purposes on terms different from those provided for in the stock redemption policy. The fact that we may redeem the stock of any stockholder on terms other than those contained in then-current stock redemption policy does not give any other stockholders the right to such redemption and does not mean that the stock redemption policy has been amended.

  Effect of Repurchase Request. Each share that is subject to a repurchase request continues to be outstanding for all purposes until it is actually repurchased.

  Pending and Future Redemptions. Based upon repurchase requests we had received prior to the end of fiscal 1998, we expect to repurchase 24,012 shares of Class B common in 1999 at $114.80 per share (book value at January 2, 1999), for a total repurchase obligation of $2,756,600. In addition, based upon these requests (assuming the stock redemption policy remains unchanged), we presently expect to repurchase 22,405 shares in 2000, 12,863 shares in 2001, 11,500 shares in 2002, and 7,684 shares in 2003, at the repurchase prices applicable in those years. These figures do not take into account any requests for accelerated repurchase which we received since January 2, 1999, or which we may receive in the future, from an estate of a deceased shareholder, or any non-policy redemptions we may effect in the future.

  The number of shares of Class B common subject to repurchase in years after 1999 may change based upon receipt of additional repurchase requests after January 2, 1999, or if we should exercise our discretion to redeem stock other than on the terms prescribed by the stock redemption policy, as discussed above.





                          VOTING TRUST
                          -------------
  Purchasers of Class A common are requested, but not required, to deposit such shares in the Roundy's, Inc. Voting Trust. This request is made only by means of a separate prospectus relating to the voting trust certificates.

  The Voting Trust was originally established in August 1971 as the successor to an initial voting trust created at the time Roundy's was incorporated. It was most recently amended in 1995. The Voting Trust has an indefinite term, although it may be terminated upon the vote of the voting trust certificate holders as provided therein. The main purpose for the establishment of the Voting Trust, and its predecessor, was to insure the stability of management necessary to obtain long-term warehouse and other financing. As of the date of this prospectus, all outstanding shares of Class A common have been deposited in the Voting Trust.

  Stockholders depositing shares of Class A common in the Voting
Trust will receive voting trust certificates evidencing beneficial ownership of the number of shares deposited. Such certificates are not negotiable or transferable.

  The voting trust agreement authorizes the trustees to vote all shares deposited in the Voting Trust, in their discretion, for the election of all but four of the ten members of the board of directors. On other matters submitted to a vote of stockholders (including the election of the four "retailer directors"), the trustees are required to vote the shares deposited in the Voting Trust as a block as directed by a vote of the holders of outstanding voting trust certificates (with each share of Class A common in the Voting Trust entitling the depositor thereof to one vote).

  With respect to the election of the four retailer directors to be elected by the voting trust certificate holders (one in each year and two every third year), the candidate receiving the greatest number of votes from among the voting trust certificate holders will receive the votes represented by all of the shares held in the Voting Trust. On all other matters submitted to a vote of the voting trust certificate holders, the shares of Class A common held in the Voting Trust will be voted as a block directed by a majority of the voting trust certificate holders (except that, with respect to certain fundamental matters submitted to a vote of stockholders, including the merger of Roundy's, liquidation or sale of all our assets, the requisite approval is increased to a two-thirds majority of voting trust certificate holders unless such action has been recommended by our board of directors).

  The Wisconsin Statutes provide shareholders of Wisconsin business corporations, such as Roundy's, with the right to dissent from certain corporate actions (for example, a merger, consolidation, certain amendments to the Articles of Incorporation, and certain other specified corporate transactions) and receive "fair value" for their shares in lieu of any other consideration offered for such shares in connection with the proposed transaction or action. These rights are called "dissenter's rights". Although the shares of Class A common are held of record by the trustees of the Voting Trust, the voting trust agreement specifies that voting trust certificate holders are entitled to exercise any dissenter's rights which arise from a proposed corporate action or transaction on our part, and the voting trust agreement specifies the procedure for a voting trust certificate holder to notify the trustees of his, her or its intention to exercise such dissenters' rights.

  The voting trust agreement provides further that: (1) in the event the Voting Trust is terminated upon the effectiveness of such corporate action or transaction on our part, then shares of Class A common shall be distributed to the voting trust certificate holder, who shall thereafter be responsible for complying with the appropriate statutory procedures for obtaining "fair value" for such shares , and (2) that, if the Voting Trust is not terminated upon the effectiveness of such corporate action or transaction on our part, then a voting trust certificate holder who has notified the trustees of his, her or its intention to exercise dissenters' rights shall be deemed to have withdrawn such shares from the Voting Trust and such shares will be distributed to such dissenting shareholder in accordance with the voting trust agreement.

  A meeting of voting trust certificate holders is held prior to each meeting of stockholders for the purpose of presenting to the certificate holders the matters to be voted upon at the stockholders' meeting. The format of the voting trust certificate holders' meeting follows that of a customary meeting of stockholders with respect to notice and the opportunity to vote in person or by proxy.

  Persons holding certificates issued with respect to shares deposited in the Voting Trust (as amended and restated) prior to September 16, 1983 who agreed to the amended and restated voting trust agreement prior to December 17, 1983 have an annual right to withdraw such shares from the Voting Trust. All other voting trust certificate holders must wait until their shares of Class A common have been on deposit for five full years before becoming entitled to withdrawal rights. No more than one-third of the total number of shares of Class A common outstanding may be withdrawn in any single calendar year. The trustees give notice of this right of withdrawal to each person entitled to withdraw shares on or before January 31 of each year, and any withdrawals must take place during the months of February or March.

  All cash dividends received by the Voting Trust on the shares of Class A common deposited in the Voting Trust will be paid to the voting trust certificate holders. Any stock dividends payable in Class A common will be retained by the trustees and a like number of additional voting trust certificates will be issued to the depositors. In the event of a liquidation of Roundy's, all money or property received by the trustees with respect to the stock deposited in the Voting Trust will be distributed among the depositors in proportion to their respective stock interests in the Voting Trust.

  The voting trust agreement provides that there will be seven trustees, consisting of the following:

1)    two "officer voting trustees" who are officers of Roundy's.
      The term of an officer voting trustee is determined by the board of directors, except that an officer voting trustee automatically ceases to be a trustee upon ceasing to be an officer of Roundy's. The current officer voting trustees are Gerald F. Lestina and Edward G. Kitz. For information concerning Mr. Lestina and Mr. Kitz, see "MANAGEMENT";

2) two "independent voting trustees" who have executive business management experience and must be independent from the management and stockholders of Roundy's. Independent voting trustees serve five-year terms. The current independent voting trustees are Bronson J. Haase, President and Chief Executive Officer of Wisconsin Gas Company, and Robert R. Spitzer, President Emeritus of the Milwaukee School of Engineering; and

3) three "retailer voting trustees" who are stockholder-customers but may not be directors of Roundy's. Retailer voting trustees serve five-year terms. The current retailer voting trustees are Victor C. Burnstad, President and stockholder of Burnstad Bros., Inc., David J. Spiegelhoff, Vice President of Portage Pick 'N Saves, Inc. and Spiegelhoff's Super Food Market, Inc., and Gary N. Gundlach, owner of Pick `n Save retail grocery stores in Columbus, DeForest, McFarland, Stoughton and Sun Prairie, Wisconsin.

  Upon the completion of a voting trustee's term, or if a trustee ceases to be a trustee for any other reason, successor trustees are appointed by majority vote of the remaining trustees.

  The Voting Trust may be deemed to be an "affiliate" of Roundy's or our subsidiaries, and the trustees of the Voting Trust, as a group, may be considered to be "parents" of Roundy's, as these terms are defined in the Securities Act of 1933, as amended, and the regulations thereunder.

                          LEGAL MATTERS
                          -------------

  The legality of the Class A common and Class B common we are offering in this prospectus has been passed upon by Whyte
Hirschboeck Dudek S.C., 111 East Wisconsin Avenue, Suite 2100,
Milwaukee, Wisconsin 53202.



                             EXPERTS
                             -------
  The consolidated financial statements of Roundy's, Inc. and subsidiaries and the related consolidated financial statement schedule as of January 2, 1999 and January 3, 1998 and for each of the three years in the period ended January 2, 1999 included and incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are included and incorporated by reference herein, and have been so included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.



                        INDEMNIFICATION
                        ----------------
In our By-Laws, we have established a policy indemnifying our officers and directors for liabilities and expenses arising out of their actions in their capacities as officers and directors.
This would include indemnification for certain liabilities on the part of officers and directors under the Securities Act of 1933. It is the public policy of the state of Wisconsin, as expressed in Section 180.0859 of the Wisconsin Business Corporation Law, to require or permit indemnification against claims arising under federal law and state securities laws.

  However, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.




                  INDEX TO FINANCIAL STATEMENTS



                                                            Page

Roundy's, Inc. and Subsidiaries Audited Financial Statements:

Independent Auditors' Report                                F-2

Statements of Consolidated Earnings for each of the
  three years in the period ended January 2, 1999           F-3

Consolidated Balance Sheets at January 2, 1999 and January 3,
1998                                                        F-4

Statements of Consolidated Stockholders' Equity for each of the three
  years in the period ended January 2, 1999                 F-6

Statements of Consolidated Cash Flows for each of the three
  years in the period ended January 2, 1999                 F-7

Notes to Financial Statements                               F-8





Independent Auditors' Report

To the stockholders and Directors of Roundy's, Inc.:

     We have audited the accompanying consolidated balance sheets of Roundy's, Inc. and its subsidiaries as of January 2, 1999 and January 3, 1998 and the related statements of consolidated earnings, stockholders' equity and cash flows for each of the three years in the period ended January 2, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the companies at January 2, 1999 and January 3, 1998, and the results of their operations and their cash flows for each of the three years in the period ended January 2, 1999 in conformity with generally accepted accounting principles.



Milwaukee, Wisconsin
February 19, 1999


Deloitte & Touche LLP

                                F-2


Statements of Consolidated Earnings
For The Years Ended January 2, 1999, January 3, 1998 and December 28, 1996

                                                  1998             1997              1996
                                             --------------    --------------    --------------
Revenues:
   Net sales and service fees ...........    $2,576,222,100    $2,610,696,700    $2,579,010,200
   Other-net ............................         2,428,500         3,695,700         4,494,700
                                             --------------    --------------    --------------
                                              2,578,650,600     2,614,392,400     2,583,504,900
                                             --------------    --------------    --------------
Costs and Expenses:
   Cost of sales ........................     2,330,300,800     2,362,355,200     2,333,216,600
   Operating and administrative .........       215,034,300       218,610,500       218,342,700
   Interest .............................         7,293,100         8,220,900         8,479,900
                                             --------------    --------------    --------------
                                              2,552,628,200     2,589,186,600     2,560,039,200
                                             --------------    --------------    --------------
Earnings Before Patronage Dividends .....        26,022,400        25,205,800        23,465,700

Patronage Dividends .....................         5,975,700         5,687,000         5,568,300
                                             --------------    --------------    --------------
Earnings Before Income Taxes ............        20,046,700        19,518,800        17,897,400
                                             --------------    --------------    --------------
Provision (Credit) for Income Taxes:
   Current-Federal ......................         8,400,000         7,786,000         5,255,200
          -State ........................         1,539,000         1,722,300           859,800
   Deferred .............................        (1,790,000)       (1,193,100)        1,515,000
                                             --------------    --------------    --------------
                                                  8,149,000         8,315,200         7,630,000
                                             --------------    --------------    --------------
Net Earnings ............................    $   11,897,700    $   11,203,600    $   10,267,400
                                             ==============    ==============    ==============

See notes to consolidated financial statements.

                                    F-3


Consolidated Balance Sheets
As Of January 2, 1999 and January 3, 1998


                                                               1998           1997
                                                           ------------    -----------
Assets

Current Assets:
   Cash and cash equivalents ............................  $ 72,094,500    $ 52,366,900
   Notes and accounts receivable, less allowance for ....
   losses, $6,361,600 and $5,648,700, respectively ......    78,489,000      86,998,500
   Merchandise inventories ..............................   159,743,100     150,898,000
   Prepaid expenses .....................................     5,347,000       5,216,200
   Future income tax benefits ...........................     6,373,800       6,227,800
                                                           ------------    ------------
        Total current assets ............................   322,047,400     301,707,400
                                                           ------------    ------------
Other Assets:
   Notes receivable, less allowance for losses,
     $6,015,000 and  $5,299,000, respectively ...........    11,013,000      11,604,600
   Goodwill and other assets ............................    10,140,600      13,696,700
   Other real estate ....................................     4,081,300       7,152,500
   Deferred income tax benefit ..........................     4,492,000       2,848,000
                                                           ------------    ------------
        Total other assets ..............................    29,726,900      35,301,800
                                                           ------------    ------------
Property and Equipment-At Cost:
   Land .................................................     5,640,500       5,602,000
   Buildings ............................................    75,843,500      69,445,600
   Equipment ............................................   120,581,900     115,757,400
   Leasehold improvements ...............................    12,526,400      14,715,100
                                                           ------------    ------------
                                                            214,592,300     205,520,100
   Less accumulated depreciation and amortization .......   103,955,000     102,219,500
                                                           ------------    ------------
        Property and equipment-net ......................   110,637,300     103,300,600
                                                           ------------    ------------
                                                           $462,411,600    $440,309,800
                                                           ============    ============

                                    F-4



                                                               1998           1997
                                                           ------------    ------------
Liabilities and Stockholders' Equity

Current Liabilities:
   Current maturities of long-term debt .................  $ 10,159,700    $ 10,156,800
   Accounts payable .....................................   165,801,200     155,001,500
   Accrued expenses ........................ ............    56,924,600      50,148,300
   Income taxes .........................................     4,418,600       2,327,100
                                                           ------------    ------------
        Total current liabilities .......................   237,304,100     217,633,700
                                                           ------------    ------------
Long-Term Debt, Less Current Maturities .................    73,298,100      83,457,800
Other Liabilities .......................................    16,998,100      16,758,000
                                                           ------------    ------------
        Total liabilities ...............................   327,600,300     317,849,500
                                                           ------------    ------------
Commitments and Contingencies  (Note 10)

Redeemable Common Stock .................................     9,007,700       6,375,300

Stockholders' Equity:

   Common stock:
     Voting (Class A) ...................................        14,900          15,800
     Non-voting (Class B) ...............................     1,327,300       1,346,600
                                                           ------------    ------------
        Total common stock ..............................     1,342,200       1,362,400
   Patronage dividends payable in common stock  .........     4,060,000       3,738,000
   Additional paid-in capital ...........................    31,582,600      28,588,300
   Reinvested earnings ..................................    89,950,000      83,527,500
                                                           ------------    ------------
                                                            126,934,800     117,216,200

    Less:
     Treasury stock, at cost ............................     1,131,200       1,131,200
                                                           ------------    ------------
        Total stockholders' equity ......................   125,803,600     116,085,000
                                                           ------------    ------------
                                                           $462,411,600    $440,309,800
                                                           ============    ============
See note to consolidated financial statements.

                                 F-5



Statements Of Consolidated Stockholders' Equity
For The Years Ended January 2, 1999, January 3, 1998 and December 28, 1996

                                                  Common Stock
                                      ---------------------------------------       Patronage
                                            Class A           Class B               Dividends       Additional
                                      ---------------------------------------       Paybable in      Paid-in       Reinvested
                                       Shares    Amount    Shares     Amount       Common Stock      Capital        Earnings
                                      ----------------------------------------------------------------------------------------

Balance, December 30, 1995 ..........  13,400    $16,700   1,025,897  $1,182,400   $3,405,000       $21,222,100    $66,258,500
   Net earnings .....................                                                                               10,267,400
   Common stock issued ..............     600        800      51,806      64,800   (3,405,000)        4,312,900
   Common stock purchased ...........  (1,000)    (1,200)    (10,433)    (13,100)                      (449,200)      (980,300)
   Redeemable common stock ..........                         (7,090)     (8,900)                      (165,200)      (494,500)
   Patronage dividends payable in
      common stock ..................                                               3,779,000
                                       ---------------------------------------------------------------------------------------
Balance, December 28, 1996 ..........  13,000     16,300   1,060,180   1,325,200    3,779,000        24,920,600     75,051,100
   Net earnings .....................                                                                               11,203,600
   Common stock issued ..............   1,100      1,400      51,219      64,000   (3,779,000)        4,756,700
   Common stock purchased ...........  (1,500)    (1,900)    (15,539)    (19,400)                      (568,900)    (1,332,200)
   Redeemable common stock ..........                        (18,575)    (23,200)                      (520,100)    (1,395,000)
   Patronage dividends payable in
      common stock ..................                                               3,738,000
                                       ---------------------------------------------------------------------------------------
Balance, January 3, 1998 ............  12,600     15,800   1,077,285   1,346,600    3,738,000        28,588,300     83,527,500
   Net earnings .....................                                                                               11,897,700
   Common stock issued ..............     500        600      50,857      63,600   (3,738,000)        5,160,900
   Common stock purchased ...........  (1,200)    (1,500)    (28,120)    (35,200)                      (945,900)    (2,364,300)
   Redeemable common stock ..........                        (38,148)    (47,700)                    (1,220,700)    (3,110,900)
   Patronage dividends payable in
      common stock ..................                                               4,060,000
                                       ---------------------------------------------------------------------------------------
Balance, January 2, 1999 ............  11,900    $14,900   1,061,874  $1,327,300   $4,060,000       $31,582,600    $89,950,000
                                       =======================================================================================

Treasury Stock, January 2, 1999,
   January 3, 1998 and December 28,1996 ......                13,285  $1,131,200
                                                           ======================
See notes to consolidated financial statements.

                                    F-6


Statements Of Consolidated Cash Flows
For The Years Ended January 2, 1999, January 3, 1998 and December 28, 1996

                                                                                              1998          1997          1996
                                                                                          -----------   -----------   -----------
Cash Flows From Operating Activities:
 Net earnings .........................................................................   $11,897,700   $11,203,600   $10,267,400
 Adjustments to reconcile net earnings to net cash flows provided by operating activities:
     Depreciation and amortization.....................................................    18,782,300    17,132,300    16,326,800
     Allowance for losses .............................................................     2,189,300     2,389,100     5,302,600
     Loss (gain) on sale of property and equipment ....................................     2,527,300       612,900    (1,233,500)
     Patronage dividends payable in common stock ......................................     4,060,000     3,738,000     3,779,000
   (Increase) decrease in operating assets net of the effects of business acquisitions:
     Notes and accounts receivable ....................................................     6,899,000     8,975,000    (2,818,400)
     Merchandise inventories  .........................................................    (8,398,300)    5,808,200    10,319,700
     Prepaid expenses  ................................................................      (129,100)   (2,450,300)    2,453,500
     Future income tax benefits  ......................................................      (146,000)    1,589,600       679,400
     Goodwill and other assets     ....................................................      (433,900)      (76,500)     (413,400)
     Other real estate   ..............................................................     3,071,200    (2,712,800)      219,700
     Deferred income tax benefit   ....................................................    (1,644,000)   (1,087,000)     (860,100)
   Increase (decrease) in operating liabilities:
     Accounts payable    ..............................................................    10,804,400    (4,036,600)   (7,237,800)
     Accrued expenses    ..............................................................     6,877,200     6,092,900     1,470,600
     Income taxes   ...................................................................     2,091,500     1,391,000       864,300
     Other liabilities   ..............................................................       240,100       235,300       200,200
                                                                                          -----------   -----------   -----------
   Net cash flows provided by operating activities ....................................    58,688,700    48,804,700    39,320,000
                                                                                          -----------   -----------   -----------

Cash Flows From Investing Activities:
   Capital expenditures - net of insurance proceeds....................................   (24,936,000)  (22,726,700)  (39,291,800)
   Proceeds from sale of property and equipment .......................................     4,004,700     1,740,200     5,763,400
   Payment for business acquisition net of cash acquired...............................    (4,586,300)   (3,967,400)  (13,918,700)
   Decrease in notes receivable    ....................................................       320,000     1,059,000     3,927,500
                                                                                          -----------   -----------   -----------
   Net cash flows used in investing activities ........................................   (25,197,600)  (23,894,900)  (43,519,600)
                                                                                          -----------   -----------   -----------
Cash Flows From Financing Activities:
   Principal payments of long-term debt ...............................................   (10,159,700)  (10,156,800)  (10,235,600)
   Increase (decrease) in current maturities of long-term debt ........................         2,900       (69,000)    6,449,300
   Proceeds from sale of common stock  ................................................     1,487,100     1,043,100       973,500
   Common stock purchased     .........................................................    (5,093,800)   (3,702,500)   (4,027,300)
   Proceeds from long-term borrowings .................................................                                25,000,000
                                                                                          -----------   -----------   -----------
   Net cash flows (used in) provided by financing activities ..........................   (13,763,500)  (12,885,200)   18,159,900
                                                                                          -----------   -----------   -----------
Net  Increase in Cash and Cash Equivalents ............................................    19,727,600    12,024,600    13,960,300

Cash And Cash Equivalents, Beginning Of Year ..........................................    52,366,900    40,342,300    26,382,000
                                                                                          -----------   -----------   -----------

Cash And Cash Equivalents, End Of Year ................................................   $72,094,500   $52,366,900   $40,342,300
                                                                                          ===========   ===========   ===========

Cash Paid During The Year For:
   Interest    ........................................................................   $ 7,487,600   $ 8,084,600   $ 8,545,900
   Income Taxes     ...................................................................     7,853,400     6,433,100     6,965,100
Supplemental Noncash Financing Activities-Patronage Dividends Payable in Common Stock..     4,060,000     3,738,000     3,779,000
See notes to consolidated financial statements.

                                       F-7

Notes To Consolidated
Financial Statements

1. SIGNIFICANT ACCOUNTING POLICIES
Fiscal year-The Company's fiscal year is the 52 or 53 week period ending the Saturday nearest to December 31. The years ended January 2, 1999 and December 28, 1996 included 52 weeks. The year ended January 3, 1998 included 53 weeks.

Consolidation practice-The financial statements include the accounts of the Company and its subsidiaries. Significant intercompany balances and transactions are eliminated.
Use of estimates-The preparation of financial statements in conformity with generally accepted accounting principles requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents-The Company considers all highly liquid investments, with maturities of three months or less when acquired, to be cash equivalents.

Inventories-Inventories are recorded at the lower of cost, on the first-in, first-out method, or market.

Goodwill and long-lived assets-The excess of cost over the fair value of net assets of businesses acquired (goodwill) is being amortized on a straight-line basis over 20 years. Accumulated amortization at January 2, 1999 and January 3, 1998 was $5,714,000 and $4,267,800, respectively. The
Company periodically evaluates the carrying value of long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The Company analyzes the future recoverability of the long-lived assets using the related undiscounted future cash flows of the business and recognizes any adjustments to its carrying value on a current basis.

Depreciation-Depreciation and amortization of property and equipment are computed primarily on the straight-line method over their estimated useful lives, which are generally thirty-nine years for buildings, three to ten years for equipment and ten to twenty years for leasehold improvements.

Closed facilities reserve-When a facility is closed the remaining investment, net of expected salvage value, is expensed. For properties under lease agreements, the present value of any remaining future liability under the lease, net of expected sublease recovery, is also expensed. The amounts charged to operations in 1998, 1997 and 1996 for the present value of these remaining future liabilities were not significant.

Income Taxes-The Company provides income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.

New accounting pronouncement-In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The SOP is effective for fiscal years beginning after December 15, 1998. The Company is in the process of evaluating the impact on the Consolidated Financial Statements. The adoption of the SOP is not expected to have a material impact on the Company's Consolidated Financial Statements.

2. ACQUISITIONS
On December 8, 1998, the Company purchased a grocery retailer for $4,586,300 in cash. On September 15, 1997, the Company purchased a grocery retailer for $3,967,400 in cash. On June 22, 1996, the Company purchased all of the outstanding stock of a grocery retailer for $13,918,700 in cash. The acquisitions have been accounted for as purchases and the results of operations have been included in the Consolidated Financial Statements since the dates of acquisition. On an unaudited pro-forma basis, the effect of the acquisitions was not significant to the Company's 1998, 1997 and 1996 results of operations.


                                      F-8
3. PATRONAGE DIVIDENDS
The Company's By-Laws require that, to the extent permitted by the Internal Revenue Code, patronage dividends are to be paid out of earnings from business activities with stockholder-customers in an amount which will reduce the net earnings of the Company to an amount which will result in an 8% increase in the book value of its common stock. For years prior to 1998, a 10% increase in book value was required. The dividends are payable at least 20% in cash and the remainder in Class B common stock. Dividends for the years ended January 2, 1999, January 3, 1998 and December 28, 1996 were payable 30% in cash.

4. NOTES AND ACCOUNTS RECEIVABLE
The Company extends long-term credit to certain independent retailers it serves to be used primarily for store expansion or improvements. Loans to independent retailers are primarily collateralized by the retailer's inventory, equipment, personal assets and pledges of Company stock. Interest rates are generally in excess of the prime rate and terms of the notes are up to 15 years. Included in current notes and accounts receivable are amounts due within one year totalling $6,357,000 and $7,523,400 at January 2, 1999 and January 3, 1998, respectively. The Company is exposed to credit risk with respect to accounts receivable, although it is generally limited due to short payment terms. The Company continually monitors its receivables with customers by reviewing, among other things, credit terms, collateral and guarantees.

5. LONG-TERM DEBT
Long-term debt, exclusive of current maturities, consists of the following at the respective year-ends:

                                          1998         1997
                                      -----------  -----------
Senior unsecured notes payable
   9.26%, due 2000 to 2001 .........   $5,000,000   $7,500,000
   7.57% to 8.26%, due 2000 to 2008.   17,300,000   18,500,000
   6.94%, due 2000 to 2003 .........   25,714,300   32,142,900
   7.86%, due 2000 to 2006 .........   25,000,000   25,000,000
Other long-term debt ...............      283,800      314,900
                                      -----------  -----------
Total  .............................  $73,298,100  $83,457,800
                                      ===========  ===========


At January 2, 1999, $60,000,000 was available to the Company under its revolving credit agreements, all of which was unused. The loan agreements include, among other provisions, minimum working capital and net worth requirements and limit stock repurchases and total debt outstanding.


Repayment of principal on long-term debt outstanding is as follows:

1999   ..........             $  10,159,700
2000   ..........                24,734,400
2001   ..........                13,738,000
2002   ..........                11,242,000
2003   ..........                11,246,400
Thereafter ......                12,337,300

6. FAIR VALUE OF FINANCIAL INSTRUMENTS
The Company's financial instruments, as defined in SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," consist primarily of accounts and notes receivable, accounts payable, notes payable and long-term debt. The carrying amounts for accounts and notes receivable, accounts payable and notes payable approximate their fair values. Based on the borrowing rates currently available to the Company for long-term debt with similar terms and maturities, the fair value of long-term debt, including current maturities, is approximately $83,950,000 and $93,460,000 as of January 2, 1999 and January 3, 1998, respectively.

                                   F-9

7. STOCKHOLDERS' EQUITY
The authorized capital stock of the Company is 60,000 shares of Class A common stock and 2,400,000 shares of Class B common stock with a par value of $1.25 a share. Inactive customers are required to exchange Class A voting stock held for Class B non-voting stock.

The issuance and redemption of common stock is based on the book value thereof as of the preceding year-end. The year-end book value was $114.80, $104.35 and $94.30 for 1998, 1997 and 1996, respectively. The Company is obligated, upon request, to repurchase common stock held by inactive customers or employees. The amount available for such repurchases in any year is subject to limitations under certain loan agreements.

Class B common stock which is subject to redemption is reflected outside of stockholders' equity. Redeemable common stock is held by inactive customers and former employees. As of January 2, 1999 and January 3, 1998, 78,464 and 61,095 shares, respectively, were subject to redemption. The Class B common stock subject to redemption is payable over a five year period based upon the book value at the preceding fiscal year end. The Company expects to repurchase shares of 24,012, 22,405, 12,863, 11,500 and 7,684 in 1999, 2000, 2001, 2002 and 2003, respectively.

In conjunction with the 1996 acquisition discussed in Note 2, 13,285 shares of Class B common stock were owned by the acquired Company. The fair market value of the shares as of June 22, 1996 acquisition date has been reflected in the Consolidated Balance Sheet as treasury stock.

Effective November 1991, the Board of Directors adopted the 1991 Stock Incentive Plan (the "Plan") under which up to 75,000 shares of Class B common stock may be issued pursuant to the exercise of stock options. The Plan also authorizes the grant of up to 25,000 stock appreciation rights ("SARs"). Options and SARs may be granted to senior executives and key employees of the Company by the Compensation Committee of the Board of Directors. No options or SARs may be granted under the Plan after November 30, 2001.

Option and SAR transactions are as follows:

                                                                            Options
                                                                           Weighted
                                    Options    SARs        Price          Average Price
                                    -------   ------   ---------------   ---------------
Outstanding, December 30, 1995 ...  43,600    19,100   $53.10 - $77.40     $61.97
        Exercised ................  (1,600)   (2,266)   53.10 -  77.40      68.29
        Cancelled ................    (500)     (834)            77.40      77.40
                                    ------    ------   ---------------
Outstanding, December 28, 1996 ...  41,500    16,000    53.10 -  77.40      61.54
        Granted ..................   4,300     4,200             94.30      94.30
                                    ------    ------   ---------------
Outstanding, January 3, 1998 .....  45,800    20,200    53.10 -  94.30      64.62
        Granted ..................   4,200       800            104.35     104.35
                                    ------    ------    --------------
Outstanding, January 2, 1999 .....  50,000    21,000   $53.10 -$104.35      67.96
                                    ======    ======   ===============
Excercisable at January 2, 1999 ..  43,966    17,816   $53.10 -$104.35      64.92
                                    ======    ======   ===============
Available for grant after
  January 2, 1999 ................   1,000       184
                                     ======    ======

The following table summarizes information concerning currently outstanding and excercisable options:

                               Stock Options Outstanding            Stock Options Excercisable
                            --------------------------------    --------------------------------
                                       Weighted
                                       Average      Weighted                   Weighted
                             Number    Remaining    Average        Number      Average
                               of     Contractual   Exercise         Of        Exercise
 Range of Exercise Price     Shares       Life       Price         Shares       Price
 -----------------------     ------   -----------   --------      -------      --------
  $50.00 -  65.00            24,500     3.3         $ 55.06       23,200       $ 55.00
  $65.01 -  80.00            17,000     5.9           70.89       16,400         71.10
  $80.01 -  95.00             4,300     8.3           94.30        4,300         94.30
  $95.01 - 110.00             4,200     9.3          104.35           66        104.35
                             ------     ---------   --------      -------      --------
                             50,000                 $ 67.96       43,966       $ 64.92
                             ======                 ========      =======      ========

Options granted become exercisable based on the vesting rate which ranges from 20% at the date of grant to 100% eight years from the date of grant.

SAR holders are entitled, upon exercise of an SAR, to receive cash in an amount equal to the excess of the Fair Market Value per share of the Company's common stock as of the date on which the SAR is exercised over the base price of the SAR. SARs granted become exercisable based on the vesting rate which ranges from 20% on the last day of the fiscal year of the grant to 100% eight years from the last day of the fiscal year of the grant. Compensation expense was not material in 1998, 1997 and 1996. In the event of a change in control of the Company, all options and SARs previously granted and not exercised, become exercisable.

The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," but applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plans. Compensation expense was immaterial for 1998, 1997 and 1996. If the Company had elected to recognize compensation cost for the Plan based on the fair value of the options at the grant dates, consistent with the method prescribed by SFAS No. 123, the decrease in 1998, 1997 and 1996 net earnings would have been less than $80,000.


                                    F-10

8. EMPLOYEE BENEFIT PLANS
Substantially all non-union employes of the Company and employees of its subsidiaries are covered by defined benefit pension plans. Benefits are based on either years of service and the employee's highest compensation during five of the most recent ten years of employment or on stated amounts for each year of service. The Company intends to annually contribute only the minimum contributions required by applicable regulations.

The Financial Accounting Standards Board ("FASB") issued SFAS 132, "Employers' Disclosures about Pension and Other Postretirement Benefits," in February 1998. The new standard does not change the measurement or recognition of costs for pension or other postretirement plans. It standardizes disclosures and eliminates those that are no longer useful. The following tables, prepared in accordance with the new standard, set forth pension obligations and plan assets as of January 2, 1999 and January 3, 1998:


                                                  1998             1997
                                              -------------   --------------
Change in benefit obligation:
Benefit Obligation - Beginning of Year ......  $45,893,300     $37,747,200
Service cost ................................    2,811,400       2,238,700
Interest cost ...............................    3,272,400       2,937,100
Actuarial loss ..............................    2,282,200       4,522,500
Benefits paid ...............................   (1,680,200)     (1,552,200)
                                               ------------    ------------
Benefit Obligation - End of the Year ........  $52,579,100     $45,893,300
                                               ============    ============
Change in plan assets:
Fair Value - Beginning of Year ..............  $37,631,100     $33,277,800
Actual return on plan assets ................    3,247,100       3,916,700
Company contribution ........................    3,323,600       1,988,800
Benefits paid ...............................   (1,680,200)     (1,552,200)
                                               ------------    ------------
Fair Value - End of the Year ................  $42,521,600     $37,631,100
                                               ============    ============
Funded status:
As of year end .............................. $(10,057,500)    $(8,262,200)
Unrecognized cost:
Actuarial and investment (gains) losses, net.    7,295,700       4,840,400
Prior service cost ..........................      252,200         288,000
Transition asset ............................     (547,300)       (721,400)
                                              -------------    ------------
Accrued benefit cost ........................ $ (3,056,900)    $(3,855,200)
                                              =============    =============


The components of pension cost are as follows:             1998         1997         1996
                                                        ----------   ----------   ----------
Benefits earned during the year ....................    $2,811,400   $2,238,700   $2,155,300
Interest cost on projected benefit obligation.......     3,272,400    2,937,100    2,608,900
Expected return on plan assets .....................    (3,444,100)  (2,993,000)  (2,651,500)
Net amortization and deferral
Unrecognized net loss...............................        23,900                     1,800
Unrecognized prior service cost ....................        35,900       35,900       38,300
Unrecognized net asset .............................      (174,100)    (174,100)    (174,100)
                                                        ----------   ----------   ----------
Net pension cost ...................................    $2,525,400   $2,044,600   $1,978,700
                                                        ==========   ==========   ==========

The assumptions used in the accounting were as follows:
Discount rate  .....................................         7.00%        7.25%        7.75%
Rate of increase in compensation levels ............         4.00%        4.00%        4.00%
Expected long-term rate of return on assets ........         9.00%        9.00%        9.00%

The change in the discount rate in 1998 resulted in a $2,100,000 increase in the projected benefit obligation in 1998 and is expected to result in an increase in the 1999 pension expense of approximately $298,000.

The Company and its subsidiaries also participate in various multi-employer plans which provide defined benefits to employees under collective bargaining agreements. Amounts charged to pension expense for such plans were $4,655,000, $4,530,300 and $4,296,100 in 1998, 1997 and 1996,
respectively.   Also, the Company has a defined contribution plan covering substantially all salaried and hourly employees not covered by a collective bargaining agreement. Total expense for the plan amounted to $1,181,400, $858,400 and $556,600 in 1998, 1997 and 1996, respectively.


                                    F-11

9. INCOME TAXES
Federal income tax at the statutory rates of 35% in 1998, 1997 and 1996 and income tax expense as reported are reconciled as follows:

                                          1998         1997        1996
                                        ----------  ----------  ----------
Federal income tax at statutory rates . $7,016,400 $6,831,600 $6,264,100 State income taxes, net of federal
   tax benefits........................  1,000,300   1,119,500     930,700
Other-net .............................    132,300     364,100     435,200
                                        ----------  ----------  ----------
Income tax expense .................... $8,149,000  $8,315,200  $7,630,000
                                        ==========  ==========  ==========

The approximate tax effects of temporary differences at January 2, 1999 and January 3, 1998 are as follows:

                                                           1998                                        1997
                                               -----------------------------------    ----------------------------------------
                                                 Assets    Liabilities     Total         Assets      Liabilities     Total
                                               ----------  -----------  ----------    ----------     ------------   ----------
Allowance for doubtful accounts ............   $ 1,084,000              $ 1,084,000    $ 1,057,000                  $1,057,000
Inventories ................................               $(1,419,200)  (1,419,200)                 $(1,264,200)   (1,264,200)
Employee benefits ..........................     5,764,000                5,764,000      5,213,000                   5,213,000
Accrued expenses not currently deductable ..       945,000                  945,000      1,222,000                   1,222,000
                                               ----------- -----------  -----------    -----------   -----------    ----------
Current ....................................     7,793,000  (1,419,200)   6,373,800      7,492,000    (1,264,200)    6,227,800
                                               ----------- -----------  -----------    -----------   -----------    ----------
Allowance for doubtful accounts ............     2,431,000                2,431,000      2,142,000                   2,142,000
Depreciation and amortization ..............                (6,602,000)  (6,602,000)                  (6,773,000)   (6,773,000)
Employee benefits ..........................     5,067,000                5,067,000      4,115,000                   4,115,000
Accrued expenses not currently deductable ..     3,828,000                3,828,000      3,583,000                   3,583,000
Other ......................................                 (232,000)     (232,000)                    (219,000)     (219,000)
                                               ----------- -----------  -----------    -----------    -----------    ----------
Noncurrent .................................    11,326,000  (6,834,000)   4,492,000      9,840,000    (6,992,000)    2,848,000
                                               ----------- -----------  -----------    -----------   -----------    ----------
Total ......................................   $19,119,000 $(8,253,200) $10,865,800    $17,332,000   $(8,256,200)   $9,075,800
                                               =========== ===========  ===========    ===========   ===========    ==========


                                        F-12
10. LEASE OBLIGATIONS AND CONTINGENT LIABILITIES
Rental payments and related subleasing rentals under operating leases are as follows:


                         RENTAL PAYMENTS
                     -------------------------
                                                SUBLEASING
                      MINIMUM     CONTINGENT      RENTALS
                     -----------  -----------   ------------
1996 .............   $31,711,700   $ 486,600     $21,628,300
1997 .............    28,625,700     406,600      21,249,900
1998 .............    29,883,200     414,300      23,207,000

Contingent rentals may be paid under certain store leases on the basis of the store's sales in excess of stipulated amounts.

Future minimum rental payments under long-term operating leases are as follows at January 2, 1999:

1999 ...........       $29,383,600
2000 ...........        27,978,100
2001 ...........        26,208,700
2002 ...........        25,517,900
2003 ...........        24,532,100
Thereafter .....       173,039,300
                       -----------
Total ..........      $306,659,700
                      ============

Total minimum rentals to be received in the future under non-cancelable subleases as of January 2, 1999 are $236,080,300.

The Company is involved in various claims and litigation arising in the normal course of business. In the opinion of Management, the ultimate resolution of these actions will not materially affect the consolidated financial position, results of operations or cash flows of the Company.

11. EARNINGS PER SHARE
Earnings per share are not presented because they are not deemed meaningful. See Notes 3 and 7 relating to patronage dividends and common stock repurchase requirements.

12. EVANSVILLE FIRE
During fiscal 1998, fire destroyed the Evansville, Indiana warehouse, inventory and equipment. The Division supplied frozen food and meat products to Roundy's customers in the Southern Midwest area. Discussions are in process with the insurance carrier relating to the inventory, building and equipment and estimated business interruption losses incurred.

Through January 2, 1999, cash advances aggregating $7.4 million were received from the insurance carrier relative to (1) the cost of the inventory destroyed in the fire ($4.1 million), (2) a partial advance on the replacement cost of the destroyed building and equipment ($3.0 million) and (3) to cover certain costs of demolishing the building and removing debris from the site ($0.3 million).

The Company elected to rebuild the facility on the existing site and completed the project in January 1999 at a cost of approximately $10.8 million. The new facility was fully operational by January 30, 1999, again supplying frozen food and meat products to Roundy's customers.

The Company is in negotiations with the insurance carrier regarding an overall settlement of its claims. Due to the complexity of the loss, the Company anticipates that the final settlement may require an extended period of negotiation. However, Management believes that the Company's insurance coverage was sufficient and that the final settlement with its insurance carrier will not have a material adverse impact on the Company's future financial statements.


                                   F-13

13. SEGMENT REPORTING
In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which the Company has adopted in the current year.

The Company and its subsidiaries sell and distribute food and nonfood products that are typically found in supermarkets. The Company's wholesale distribution segment sells to both corporately and independently owned retail food stores, while the retail segment sells directly to the consumer.

Gross Profit represents net sales, less cost of sales.

Identifiable assets are those used exclusively by that industry segment.
Corporate assets are principally cash and cash equivalents, notes receivable, corporate office facilities and equipment.

                              1998             1997           1996
                          --------------  --------------  --------------
NET SALES
     Wholesale .........  $2,512,268,000  $2,503,067,600  $2,483,307,100
     Retail    .........     284,127,500     291,612,600     275,761,300
     Eliminations ......    (220,173,400)   (183,983,500)   (180,058,200)
                          --------------  --------------  --------------
       Total ...........  $2,576,222,100  $2,610,696,700  $2,579,010,200
                          ==============  ==============  ==============
GROSS PROFIT
     Wholesale .........  $  188,767,200  $  191,931,500  $  195,639,200
     Retail ............      60,132,300      59,048,700      52,583,000
     Eliminations ......      (2,978,200)     (2,638,700)     (2,428,600)
                          --------------  --------------  --------------
       Total ...........  $  245,921,300  $  248,341,500  $  245,793,600
                          ==============  ==============  ==============
IDENTIFIABLE ASSETS
     Wholesale .........  $  304,332,200  $  296,886,900  $  313,589,800
     Retail ............      54,856,500      59,645,800      53,834,600
     Corporate .........     103,232,900      83,777,100      67,216,600
                          --------------  --------------  --------------
      Total ............  $  462,411,600  $  440,309,800  $  434,641,000
                          ==============  ==============  ==============
DEPRECIATION AND AMORTIZATION
     Wholesale .........  $    8,311,100  $    7,393,000  $    6,533,400
     Retail  ...........       4,296,800       4,070,700      53,680,100
     Corporate .........       6,174,400       5,668,600      66,113,300
                          --------------  --------------  --------------
       Total ...........  $   18,782,300  $   17,132,300  $   16,326,800
                          ==============  ==============  ==============
CAPITAL EXPENDITURES
     Wholesale .........  $   12,942,400  $    6,266,000  $   30,109,000
     Retail ............       3,353,400       5,565,700       5,360,000
     Corporate .........       8,640,200      10,895,000       3,822,800
                          --------------  --------------  --------------
       Total ...........  $   24,936,000  $   22,726,700  $   39,291,800
                           ==============  ==============  ==============

                                    F-14

                                                          Exhibit A
                          ROUNDY'S, INC.
                      Subscription Agreement

     The undersigned customer/employee/director of Roundy's, Inc.
("Roundy's") hereby subscribes for and agrees to purchase _______ shares of Class A Common Stock and/or ______ shares of Class B
Common Stock of Roundy's, at the price per share set forth below, being equal to the Book Value per share of such Common Stock as of the close of the most recently ended fiscal year of Roundy's, as determined by Roundy's audited financial statements and adjusted for subsequent stock dividends and stock splits. The undersigned acknowledges receipt of a Prospectus dated ______________, 19__ relating to Roundy's offer of the Class A or Class B Common Stock subscribed for hereby.

     The undersigned represents that the undersigned is purchasing such securities for the undersigned's own account, for investment only and not for resale or distribution. The undersigned further acknowledges and understands that in no event may the Class A nor Class B Common Stock be pledged, transferred or hypothecated without Roundy's prior written consent. The undersigned acknowledges and agrees to be bound by the provisions of Section
7.11 of Roundy's By-Laws (as the same may be amended and in effect from time to time) imposing limitations on the ownership of Roundy's Class A Common Stock and providing for the conversion of shares of Class A Common Stock into shares of Class B Common Stock, upon the occurrence of a "Customer/Shareholder Termination" as that term is defined in Roundy's By-Laws.

     This paragraph applies only to subscriptions by customers with a Buying Deposit Deficit: The shares purchased hereby shall become a part of the undersigned's Buying Deposit pursuant to the Buying
Deposit Agreement previously entered into by the undersigned for the Store Location (Customer Number) set forth below. If so indicated below, the undersigned hereby directs Roundy's to apply the amount set forth below, from funds previously deposited by the undersigned with Roundy's, against the subscription price provided for herein.

     Roundy's, by accepting this Subscription Agreement, agrees to be bound by the Statement of Policy Regarding Repurchase of Stock
set forth as Exhibit D to Roundy's Prospectus, as such Statement of
Policy may be amended from time to time.
                                 _________________________________
                                 Legal Name of Subscriber
Applicable Federal
Identification or                By_______________________________
Social Security Number
                                 _________________________________
                                 (Name)                     (Title)
Date:______________, _____       Customer Number _________
                                  (If applicable)
                                 Mailing Address:
                                 ________________________________
                                 City ___________________________
                                 State __________________Zip_____

Price per Share:                             $___________________
Total Subscription Price:                    $___________________
Amount to be applied from funds on deposits: $___________________
Cash remitted with this Subscription Agreement:
$___________________

Agreement Accepted:
Roundy's, Inc.
By:________________________________
Date:_____________________________


                                A-1


                                                          Exhibit B

                          ROUNDY'S, INC.
                     Buying Deposit Agreement


     The undersigned customer of Roundy's, Inc. ("Roundy's") hereby agrees to establish a Buying Deposit with Roundy's in the total amount set forth below, and to make monthly installment payments of such Buying Deposit to Roundy's as set forth below. The amount of the Buying Deposit has been computed as an amount equal to the estimated amount of purchases by the undersigned from Roundy's, with respect to the store location identified below ("Store
Location") over a two week period, with a minimum amount of $20,000. The total Buying Deposit will be established by periodic payments to be made by the undersigned to Roundy's in accordance with the amortization schedule set forth below. It is understood that Roundy's shall have the right to increase the amount of the Buying Deposit at any time, in which event the amortization schedule set forth below shall be adjusted accordingly.

     To fulfill its obligation to establish such Buying Deposit, the undersigned may from time to time subscribe for and purchase shares of Roundy's Class A and/or Class B Common Stock pursuant to
Roundy's Policy Regarding Issuance and Sales of Roundy's Stock
(adopted December 7, 1993; effective January 1, 1994, as amended)
(a copy of which the undersigned acknowledges having received as an exhibit to the Prospectus dated _______, _____ for Roundy's Common
Stock (the "Prospectus"), which has been provided to the undersigned). The undersigned acknowledges that such Policy may be amended, modified, suspended or terminated at any time and from time to time in the discretion of Roundy's Board of Directors, and that by accepting this Buying Deposit Agreement, Roundy's has not undertaken any obligation to issue or sell any shares of its stock to the undersigned except to the extent provided in such Policy, as the same may exist and be in effect from time to time.

     Installment payments made to Roundy's from time to time will be retained by Roundy's as a part of the undersigned's Buying
Deposit, and will be applied to the undersigned's purchase of shares of Roundy's Common Stock only at such times and in such amounts as the undersigned may designate (subject to the preceding paragraph and the Policy described therein) pursuant to a subscription agreement executed by the undersigned in the form attached hereto.

     Roundy's, by accepting this Buying Deposit Agreement, agrees to be bound by the Statement of Policy Regarding Repurchase of Stock set forth as Exhibit D to the Prospectus, as such Statement of Policy may be amended from time to time.

     The undersigned understands that patronage dividends, if any, paid to the undersigned in Class B Common Stock from and after the date hereof, until the Buying Deposit is satisfied, will be credited against the installment payments of the undersigned's
Buying Deposit in the inverse order of the due dates of such installments, at a price per share equal to the Book Value of such shares as of the fiscal year-end immediately preceding the date of their issuance.

     Upon termination of the customer status of the undersigned with Roundy's for any reason or if the undersigned at any time shall not have made payments due from it to Roundy's in the manner and within the time limits established by Roundy's, Roundy's shall have the right to reimburse itself out of the undersigned's Buying
Deposit for any amounts owed to Roundy's by the undersigned.


                                A-2

                                                          Exhibit B


     If the undersigned has previously entered into any prior
Buying Deposit Agreement(s) for the Store Location, this Buying
Deposit Agreement supersedes and cancels such prior Agreement(s) in their entirety.


_______________________          ________________________________
Applicable Federal               Legal Name of Subscriber
Identification or
Social Security Number           By______________________________

                                 ________________________________
                                 (Name)                   (Title)


Date:__________________, _____   Customer Number

                                 Mailing Address:

                                 ________________________________

                                 City ___________________________

                                 State___________________________

                                       Zip Code __________________


           BUYING DEPOSIT - MONTHLY INSTALLMENT PAYMENTS


1.   Total Buying Deposit          _______________________

2.   Less down payment             _______________________

3.   Balance to be amortized       _______________________

4.   Estimated weekly retail sales _______________________


                    Check          Monthly Buying Deposit
Installment
Weekly Retail Sales  One             1st Year       2nd Year   3rd Year

$ 40,000 - $100,000 _____              $  300         $  400   $  500
$100,000 - $200,000 _____                 750            900     1050
Over $200,000       _____               1,000          1,250     1500

Payment beginning (nearest 15th day of month following down payment)

Approved:_____________________________________________
Retail Counselor, Roundy's, Inc.

Accepted:_____________________________________________
Sales Manager, Roundy's, Inc.







                                A-3

                                                          Exhibit C


Article V of By-Laws of Roundy's, Inc., as amended by the Board of Directors on February 24, 1998


                            FISCAL YEAR
                 ACCOUNTING AND PATRONAGE REBATES


     The corporation is obligated to its Common stockholders on a patronage basis or bases for all amounts received by it resulting from sales to them as defined and limited herein.

     5.1 Patronage Dividends. Patronage dividends shall accrue to Class A Common shareholders of the corporation out of net earnings from business done with such shareholders and shall be determined and distributed for each fiscal year pursuant to existing provisions of the Internal Revenue Code; provided further that patronage dividends of the corporation will be determined on the basis of the net sales of the corporation to each Class A Common shareholder and paid in an amount which will reduce net income of the corporation to such amount as will result in an increase of eight percent (8%) in the net book value (as determined by the corporation's independent certified public accountants) of the corporation's outstanding shares as of the close of such fiscal year. The computation of the amount of patronage dividends payable to Class A Common shareholders shall be made after the determination of patronage dividends payable to non-shareholder customers.

     5.2 Determination of Patronage Dividends. Patronage dividends shall be determined from the records of the corporation as soon as practicable after the close of the corporation's fiscal year, and the Class A Common stockholders shall be promptly advised of the amount of their respective patronage dividend and the method of payment of such patronage dividend.

     5.3  Consent.  Each person who hereafter becomes a Class A
Common stockholder of this corporation and each Class A Common stockholder of this corporation on the effective date of this By-
Law who continues as a Class A Common stockholder after such date shall, by such act alone, consent that the amount of any distributions with respect to his patronage occurring after January
3, 1976 which are made in written notices of allocation (as defined in Section 1388 of the Internal Revenue Code) and which are received by him from the corporation, will be taken into account by him at their stated dollar amounts in the manner provided in
Section 1385(a) of the Internal Revenue Code in the taxable year in which such written notices of allocation are received by him.

     5.4  Payment of Patronage Dividends.

         (a) Patronage dividends are payable in the fiscal year following the fiscal year in which accrued, in money, qualified written notices of allocation (as defined by the Internal Revenue
Code) or other property (except non-qualified written notices of allocation as defined by the Internal Revenue Code) provided, however, that at least twenty percent (20%) of the amount of a patronage dividend shall be paid in money or by qualified check as defined by the Internal Revenue Code.






                                A-4




     5.5  Corporate Accounting and Fiscal Year.

         (a) The accounts of the corporation shall be kept on the accrual basis and reflect assets, liabilities, stockholders' equities and operations in accordance with generally accepted accounting principles.

         (b)  The fiscal year of the corporation shall be on a 52-
53 week basis ending on the Saturday nearest to December 31st as that method permits.

     5.6 Patronage Dividends to Nonstockholders. The corporation may, in its sole discretion, enter into written agreements obligating itself to pay patronage dividends to nonstockholder-customers.
















































                                A-5
                                                          Exhibit D

       ROUNDY'S, INC. POLICY RELATING TO REDEMPTION OF STOCK
      BY INACTIVE CUSTOMER SHAREHOLDERS AND FORMER EMPLOYEES

                             ARTICLE 1
                Repurchase of Shares by Corporation

     1.01 Agreement to Repurchase. Upon the terms and subject to the conditions set forth in this Policy (including the applicable provisions of Articles 2 and 3, below), the Corporation shall be obligated to repurchase its shares of Class A Common Stock and Class B Common Stock after proper request by the holder thereof, or his or its legal representative, at any time after the occurrence of a Customer/ Shareholder Termination with respect to such stock or an Employee/ Shareholder Termination with respect to such holder.

     1.02 Repurchase in Increments. The Corporation's obligation to repurchase stock shall accrue, subject to the other terms and conditions of this Policy, in annual 20% increments during the five year period beginning on the Repurchase Request Date with respect to such stock. Beginning on the first anniversary date of the Repurchase Request Date, the Corporation shall become obligated to purchase in accordance herewith 20% of the aggregate number of shares of Class A and Class B Common Stock as to which a proper repurchase request has been received. Such percentage shall be increased to 40% on the second anniversary date of the Repurchase
Request Date, 60% on the third anniversary date, 80% on the fourth anniversary date and 100% on the fifth anniversary date of the Repurchase Request Date. Regardless of the foregoing, in the event that a Customer/Shareholder Termination or an Employee/Shareholder
Termination occurs as a result of the death of the shareholder and the estate of such shareholder specifically so elects by written notice to the Secretary of the Corporation within 180 days thereafter, the repurchase of not more than the first $50,000 in value of stock shall be accelerated to the date 180 days after receipt by the Secretary of such written election. Each share shall continue to be outstanding for all purposes until actually repurchased.

     1.03 Calculation of Repurchase Price. The repurchase price for each share of stock of the Corporation shall be the Book Value of such share at the date of repurchase.

     1.04 Form of Repurchase Request. A proper repurchase request for purposes hereof shall consist of a written notification to the Secretary of the Corporation specifying the number of shares to be repurchased, the reason for such repurchase request, and the date or dates on which a Customer/Shareholder Termination or Employee/Shareholder Termination occurred with respect to the stock covered by such repurchase request. Such repurchase request must be made in accordance with the procedures specified in Section
2.02, below.

     1.05  Acknowledgment By Corporation of Repurchase Request.
Subject to the conditions set forth in the Policy (including the applicable provisions of Articles 2 and 3, below), the Secretary shall promptly acknowledge in writing receipt of a repurchase request. Such acknowledgment shall set forth, among other things, the Repurchase Target Dates with respect to the shares covered by the repurchase request and the Book Value of the shares at the Repurchase Request Date, and shall enumerate such documents and instruments as may be reasonably required to be delivered to assure the Secretary that the Corporation will receive unencumbered title to the shares to be repurchased.
Neither such acknowledgment nor any other communication made by the Corporation pursuant to this Policy shall be deemed to be an agreement to purchase shares for purposes of this Policy, except subject to all the terms and conditions hereof. After such acknowledgment has been given by the Secretary, a stock repurchase request shall be irrevocable except with the written consent of the Board of Directors.

                                A-6



     1.06 Payment of Repurchase Price. Subject to the terms and conditions of this Policy, the Corporation shall repurchase shares subject to a proper repurchase request by payment of the full purchase price in cash or by check within 10 days after the later of the Repurchase Target Date or the date on which the appropriate stock certificates have been received, in negotiable form, together with any such other documents or instruments as the Secretary shall have requested in its acknowledgment notice given under Section
1.05, all in form reasonably acceptable to the Secretary; provided, however, that in no event shall the Corporation be obligated to repurchase shares within 90 days after the end of its fiscal year.
By mutual agreement of the Corporation and the shareholder, such shares may be repurchased at any time prior to the Repurchase
Target Date, but only if no other shareholder has been assigned an earlier Repurchase Target Date and such shares have not yet been actually repurchased.

     1.07  Limitation on Corporation's Obligation to Repurchase.
The Corporation's obligation to repurchase shares hereunder is subject to (i) all restrictions which may be imposed by applicable law from time to time, and (ii) the limitations (if any) on repurchases of shares contained in any lending or other agreements of the Corporation in force from time to time. In the event the Corporation is precluded during a given period of time from repurchasing shares which are the subject of a repurchase request because of such limitations or if required repurchases are delayed for any other reason (in either case, a "Suspension"), repurchases shall be resumed promptly thereafter in the order of the Repurchase
Target Dates which occurred during the period of the Suspension, regardless of the dates the repurchase requests were received and such suspended repurchases shall be made prior to repurchases becoming due on any subsequent Repurchase Target Date.
Notwithstanding the foregoing provisions, stock having a repurchase price of not in excess of $50,000 per shareholder may, in the sole discretion of the Corporation, be repurchased on an accelerated basis in cases of demonstrated hardship.

     1.08  Authority Reserved.

          (a) No provision of this Policy shall be construed as limiting the Corporation's authority to repurchase outstanding shares of its stock at the discretion of the Board of Directors or the officers on any other terms at any time; provided however, that no such discretionary purchases shall occur if a Repurchase Target
Date has passed with respect to shares required to be repurchased under this Policy and such shares have not yet been repurchased.

          (b) No provision of this Policy shall be construed as limiting the authority of the Board of Directors to amend, revise or rescind this Policy. This Policy does not create, and should not be understood as creating, any vested rights or contractual obligations of the Corporation except, and only to the extent, that no amendment, revision or rescission shall reduce the Repurchase
Price payable by the Corporation for shares with respect to which the Repurchase Request Date precedes the date of the resolution of the Board of Directors effecting such amendment, revision or rescission.

     1.09 Adjustments. For all purposes hereof, in the event of a stock split or similar capital change (excluding regular stock issu ances associated with the Corporation's patronage dividends), equitable adjustment will be made to the number of shares to be repurchased and the repurchase price.








                                A-7


                             ARTICLE 2
          Additional Conditions to Repurchase Obligations


     2.01  Notification to Corporation of Certain Termination
Events. Each shareholder (or his or its legal representative) shall, as soon as possible after the occurrence of a Customer/Shareholder Termination or an Employee/Shareholder
Termination (occurring otherwise than as a result of the death or retirement of the employee), give written notice of the same to the Secretary of the Corporation, stating the nature and date of such event. If it shall come to the attention of the Corporation that such an event has occurred and no such notice has been received, the Secretary shall give written notice of the same to the record holder of such shares. Any determination so made in good faith by the Corporation, including any determination as to the date upon which a retail food store became or ceased to be an Active
Customer, or upon which a Customer/Shareholder Termination or an Employee/Shareholder Termination occurred, shall be final and binding on all persons.

     2.02 Timing of Repurchase Requests. Requests by shareholders to have their shares of stock redeemed or repurchased pursuant to this policy will be accepted by the Corporation when made in accordance with the following procedures:

          (a) When Repurchase Requests May Be Made. Requests by a shareholder to have its stock repurchased or redeemed will be accepted only if made during one of three (3) "window" periods each year -- after the first, second and third fiscal quarters of the Corporation, consisting of the last two weeks of May, August and November, respectively. These "window" periods are subject to closure or modification by management or the Board of Directors of the Corporation if, in the best judgment of management or the Board, it would be inappropriate for the Corporation to be engaged in the purchase or sale of its shares at such time. Requests for redemption will be deemed to have been duly made during these periods if they are received in writing at the Corporation's
Pewaukee office during the window period or, if received thereafter, if they were postmarked during the window period.

          (b)  Authority Of The Board To Suspend Or Deviate From
These Requirements. The Board of Directors reserves at all times the authority to alter, suspend or deviate from the requirements of this Section 2.02, in its discretion, to the extent it determines such action to be appropriate.

          (c) Effective Date. The provisions of this Section 2.02 will be effective commencing January 1, 1994.

     2.03  Limitations on Ownership of Class A Common Stock.

          (a) No person may directly or indirectly beneficially own shares of Class A Common Stock except a Person who or which directly or indirectly owns an Active Customer or the trustees of a voting trust formed by and for the benefit of such Persons. No
Person may directly or indirectly beneficially own more than 100 shares of Class A Common Stock, except that (i) a Person owning and operating (or controlling) more than one Active Customer at different locations may own not more than 100 shares of Class A
Common Stock for each such Active Customer, and (ii) the trustees of a voting trust as set forth in the preceding sentence may be the record holders of such number of shares as may be owned in the aggregate by the depositors thereof.






                                A-8


          (b) Any holder of shares of Class A Common Stock shall immediately present his or its certificate(s) representing the same to the Secretary of the Corporation, in negotiable form, upon the occurrence of a Customer/Shareholder Termination with respect to an Active Customer owned and operated (or controlled) by such shareholder.

In the event such shareholder has theretofore owned more than 100 shares of Class A Common Stock, there shall be presented to the Corporation 100 of such shares for each such Active Customer as to which a Customer/ Shareholder Termination has occurred. Upon receipt of such certificate(s), the Corporation shall issue to and in the name of the record holder thereof a replacement certificate for a like number of shares of Class B Common Stock. In the event any holder shall fail to surrender such certificates to the Corporation within thirty (30) days after the Customer/Shareholder Termination, the Corporation may, at any time thereafter, by written notice to the record holder thereof, deem such shares of Class A Common Stock to have been converted into a like number of shares of Class B Common
Stock; and thereafter, such shares of Class A Common Stock shall not be deemed outstanding for any purpose and the certificate(s) therefor shall evidence only the right to receive a certificate representing a like number of shares of Class B Common Stock upon proper presentation to the Corporation in negotiable form. The obligations of a shareholder hereunder to surrender and exchange shares of Class A Common Stock shall be binding upon the legal representatives or successors or such shareholder, any purported transferee, and any nominee or trustee of a voting trust holding shares of Class A Common Stock for the benefit of such shareholder, upon notice from the Corporation or otherwise that a Customer/Shareholder Termination has occurred.
































                                A-9



                             ARTICLE 3
                          Effective Date


     3.01  Effective Date.  The repurchase provisions set forth in
Article 1 of this Policy shall not apply to shares as to which repurchase requests have been filed before January 1, 1991, provided, however, that if the second, third, fourth or fifth anniversary dates of a Repurchase Request Date occur on or after January 1, 1991, the repurchase provisions set forth in Article 1 shall apply to the 20% increments which would be purchased on such anniversary dates as if this Policy had been in effect on the Repurchase Request Date.

     3.02  Applicability.

          (a) The repurchase provisions set forth in Article 1 of this Policy shall not apply:

               (1) With respect to the shares owned by any person who directly, indirectly or beneficially owns shares of Class A
Common Stock in violation of the limitations on ownership contained in Section 2.02(a), above (the "Ownership Limitation") if the shares of Class A Common Stock are determined by the Corporation to have been held in violation of such Ownership Limitations for a period of ninety (90) days or more.
               (2) With respect to any shares owned by any person who is a Claimant, as defined herein.

         (b) In the event that a shareholder who filed a repurchase request on or after January 1, 1991, subsequently becomes subject to the provisions contained in Sections 3.02(a)(1) or (2), the Corporation shall be under no obligation at any time thereafter to repurchase (or continue to repurchase, if the repurchase in increments had already commenced) any shares from such shareholder.




























                               A-10


                             ARTICLE 4
                            Definitions


     4.01  Whenever used in this Policy;

         (a) "Active Customer" means a retail food store whose principal source of supply is purchases from the Corporation.

         (b) "Book Value" at any given date means the Book Value of a share of Common Stock (determined according to the annual financial statements prepared by the Corporation, as audited and certified by the Corporation's independent auditors) as of the end of the fiscal year immediately preceding the fiscal year in which such date occurs.

          (c) "Claimant" means any shareholder of the Corporation who has asserted and not irrevocably withdrawn such assertion or is otherwise then asserting (in or in anticipation of any litigation or other proceeding) a challenge (1) to the authority of the Corporation or its Board of Directors to adopt any pending
Redemption Policy or to have adopted the then current Redemption
Policy or any prior Redemption Policy or to amend or revise any of the same or (2) to the enforceability or validity or the Corporation's interpretation or application of any provision of the then current or any prior Redemption Policy.

         (d) "Customer/Shareholder Termination" occurs whenever an Active Customer owned and operated (or controlled) by a shareholder of the Corporation either (A) ceases to be an Active Customer, or
(B) ceases to be owned and operated (or controlled) by such shareholder, whether by reason of the death, adjudication of incompetency or complete retirement from business by reason of age or disability of such shareholder (if an individual), the dissolution or termination of such shareholder (if a Person other than an individual), adjudication in bankruptcy, transfer of the Active Customer or the entity owning or controlling it, or otherwise. In the event the above shall occur with respect to one or more but not all Active Customers owned and operated (or controlled) by a single shareholder of the Corporation, a Customer/Shareholder Termination shall be deemed to have occurred with respect to that fraction of each class of Common Stock owned by such shareholder as is equal to the fraction produced by dividing the number of Active Customers owned and operated (or controlled) by such shareholder after such event(s) by the number of Active Customers so owned and operated (or controlled) immediately before such event(s).

         (e) "Employee/Shareholder Termination" occurs, with respect to a shareholder who is an employee of the Corporation, upon the cessation of such person's employment relationship with the Corporation for any reason.

         (f) "Person" includes any individual, corporation, partnership, joint venture, trust, estate or any other legal entity.

     (g) "Redemption Policy" means any written policy adopted by the Board of Directors of the Corporation pursuant to Section 3.4 of the Articles of Incorporation setting forth terms, conditions or provisions under which the Corporation will (during the term of such policy) repurchase, redeem or otherwise acquire shares of the Corporation's stock from shareholders of the Corporation.






                               A-11



         (h) "Repurchase Request Date" with respect to a share of stock means the date of actual receipt by the Secretary of the Corporation of a written request for repurchase of such share which complies with Section 1.04 of this Policy.

         (i) "Repurchase Target Date" with respect to a share of stock means the date upon which the Corporation is to become obli gated to repurchase such share of stock in accordance with Section
1.02 of this Policy. If such date is not a day on which business is generally conducted in the Corporation's main offices, then the "Repurchase Target Date" shall be the next subsequent business day.



















































                               A-12
                                                          Exhibit E


    POLICY REGARDING ISSUANCE AND SALES OF ROUNDY'S, INC. STOCK

    (As Adopted by the Board of Directors on December 7, 1993)

     Roundy's, Inc. will make shares of its Class B Common Stock
("Stock") available for purchase from time to time on the following terms and conditions:

     (1) Persons to Whom Shares Will Be Issued. Shares of the
Company's Stock will be made available for purchase by:

     - the Company's existing shareholders who are active retailers doing business with the Roundy's
          Cooperative ("Retailers");

     -    new Retailers; and

     - employees of Roundy's, Inc. ("Employees"), upon the recommendation of the Chief Executive Officer and the approval of the Board of Directors or the Compensation
     Committee of the Board.

     Stock will not be made available to "inactive" retailers, even if they have not yet tendered their stock for repurchase pursuant to the inactive shareholder repurchase policy.

     (2) Times at Which Stock Will Be Made Available for Purchase.
Stock will be made available for purchase by eligible purchasers during three (3) "window" periods each year -- after the first, second and third fiscal quarters of the Company consisting of the last two weeks of May, August and November, respectively. These
"window" periods are subject to closure or modification by management or the Board of Directors if, in the best judgment of management or the Board, it would be inappropriate for the Company to be engaged in the purchase or sale of its shares at such time.
Eligible purchasers wishing to purchase shares during any such "window" period must deliver to the Company, within such "window" period, a signed subscription agreement, in the form specified by the Company, along with full payment of the subscription price of the shares.

     (3) Price at Which Shares Will Be Issued. When issued pursuant to this policy, shares will be issued at a price equal to their book value as of the preceding fiscal year end.

     (4) Number of Shares Which Any Purchaser Shall Be Eligible to
Purchase. The terms set out in this Paragraph 4 are subject at all times to the restrictions and limitations with respect to timing of purchases as set out in Section (2) above.

         (i) Retailers. The number of shares a Retailer will be eligible to purchase will depend in part on the number of shares already held by such Retailer relative to the number of shares which such Retailer would be expected to hold under Roundy's
"Buying Deposit" policy. Roundy's encourages each of its Retailers to purchase and hold shares of the Company's Stock having a total
"book value" equal to not less than twice the average amount of such Retailer's weekly purchases from Roundy's. This amount is referred to as the Retailer's "Buying Deposit." These shares are pledged to Roundy's to secure the Retailer's accounts receivable due Roundy's, as well as any other indebtedness of the Retailer to Roundy's. The excess (if any) of a Retailer's



                               A-13


Buying Deposit over the number of shares of Stock which such Retailer holds at any time is referred to herein as such Retailer's
"Buying Deposit Deficit." For purposes of this policy, each Retailer's Buying Deposit Deficit will be predetermined as of the first day of each of the Company's fiscal years, based on purchases by such Retailer during the immediately preceding fiscal year.

          (A)  Current Active Retailers Which Have a Buying Deposit
               Deficit.  Existing active Retailers which have a Buying
               Deposit Deficit (other than an "Incremental Buying Deposit
               Deficit" or an "Initial Buying Deposit Deficit" as defined in Paragraphs (B) and (C) below) referred to herein in as a "Regular Buying Deposit Deficit") will be entitled to purchase, in each "window" period described in Section (2) above, shares equal to five percent (5%) of their Regular
               Buying Deposit Deficit.

          (B)  Current Active Retailers Which Create Or Increase Their
               Buying Deposit Deficit Through Expansion Or Addition Of New
               Store Facilities. In the case of a Retailer which expands its store facilities or adds new facilities, and thereby creates a Buying Deposit Deficit or increases its Buying
               Deposit Deficit over its Regular Buying Deposit Deficit
               (referred to herein as an "Incremental Buying Deposit
               Deficit"), such Retailer will be entitled to purchase (in addition to shares which may be purchased under the preceding
               Paragraph (A) shares up to but not greater than fifty percent
               (50%) of its Incremental Buying Deposit Deficit, but only if such shares are purchased in he first "window" period, as described in Section (2) above, following the date on which the new or expanded store facility first opens, or in the immediately following "window" period (unless the Company does not authorize the sale of its shares during either of such "window" periods, in which event such shares must be purchased at the earliest time thereafter at which the Company authorizes sales of its shares). The remainder of such Retailer's Incremental Buying Deposit Deficit will become part of its Regular Buying Deposit Deficit, and will be subject to the provisions of Paragraph (A) above.
               Notwithstanding the foregoing, a Retailer to which Roundy's or any of its subsidiaries has loaned funds(other than extensions of trade credit in the ordinary course of business) or with respect to which Roundy's or any of its subsidiaries has guaranteed indebtedness (other than a guaranty or other contingent liability for rentals due under leases of store facilities or the equipment therein) will not be eligible to purchase shares up to fifty percent of the Incremental Buying Deposit Deficit as described above. In that event, all of such Retailer's Incremental Buying Deposit Deficit will become part of its Regular Buying Deposit Deficit, and will be subject to the provisions of Paragraph
               (A) above.











                               A-14



          (C)  New Retailers. New Retailers (those who do not, as
               of January 1, 1994, do business with the Roundy's
               Cooperative, either directly or through an
               affiliated entity) will be eligible to purchase, in
               each "window" period described in Section (2) above,
               shares equal to 10% of their Buying Deposit at the
               level at which it is initially established ("Initial
               Buying Deposit").  If such Retailer's Buying Deposit
               Deficit increases in any subsequent fiscal year to a
               level greater than its Initial Buying Deposit
               Deficit, such ncrease will constitute a Regular Buying Deposit Deficit, and will be subject to the provisions of Paragraph
               (A), above.

          (D) Retailers With No Buying Deposit Deficit. A Retailer which has no Regular Buying Deposit Deficit and no Incremental Buying Deposit Deficit, and which is not a new Retailer eligible to purchase shares equal to its Initial Buying Deposit under the preceding Paragraph (C), will be eligible to purchase in each year shares having a total book value equal to five percent (5%) of its Buying
               Deposit (as such Buying Deposit is determined as of the first day of each fiscal year); provided that such shares must be purchased in the first "window" period of each fiscal year (unless the Company does not authorize the sale of its shares during such "window" period, under Section (2) above, in which event such shares must be purchased at the earliest time thereafter at which the Company authorizes sales of its shares).

               Notwithstanding the foregoing, a Retailer to which Roundy's or any of its subsidiaries has loaned funds (other than extensions of trade credit in the ordinary course of business) or with respect to which Roundy's or any of its subsidiaries has guaranteed indebtedness (other than a guaranty or other contingent liability for rentals due under leases of store facilities or the equipment therein) will not be eligible to purchase shares if it has no Regular Buying Deposit Deficit, Incremental Buying Deposit Deficit, or Initial Buying
               Deposit Deficit.

          (E) Closed Window Periods. Except as expressly provided otherwise in Paragraphs (B) and (D) above, shares which any Retailer would have been entitled to purchase pursuant to this subsection (4)(I) in any "window" period, but for the fact that such "window" period was closed pursuant to Section (2) above, shall not increase the number of shares which such Retailer shall be entitled to purchase in any subsequent "window" period or at any other time.

     (ii) Inactive Retailer-Shareholders. Inactive Retailers will not be permitted to acquire any additional shares.










                               A-15




     (iii) Employees. An Employee may purchase shares in such amount as may be authorized by the Board of Directors or the Compensation Committee of the Board, upon the recommendation of the Chief Executive Officer; provided, that any employee desiring to purchase shares shall advise the Company of his or her desire to do so prior to the end of the first fiscal quarter of any year, and, if approval for the purchase of such shares is granted, such shares shall be purchased in three approximately equal installments in each of the three "window" periods occurring during such year.

     (5)  Discretion Of The Board To Deviate From Or Modify The Policy.
     The Board of Directors of the Company at all times retains the discretion to alter, suspend, or deviate from the above policy, in its discretion, to the extent that it determines such action to be appropriate. However, it is not anticipated that any such deviations from, modifications to, or suspensions of this policy will be made except in the case of significant transactions or events outside the ordinary course of the Company's business.

     (6)  Effective Date.  These policies will be effective commencing
     January 1, 1994, except that Section (2) hereof, as revised, will be effective as of January 1, 1995.







































                               A-16


                              PART II

            INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 15.  Indemnification of Directors and Officers.

     Article VIII of Roundy's By-Laws provides for indemnification by Roundy's of its Directors and Officers against liabilities incurred in their capacities as such. The following summary is subject to the specific provisions of said Article VIII and the capitalized terms used therein are specifically defined in said
Article VIII:

          Generally, Article VIII of Roundy's By-Laws requires
     Roundy's to indemnify a Director or Officer for all Liability and Expenses arising out of any claim made against such person or in a Proceeding in which such person was a Party, unless such Liability results from the person's Breach of Duty (which generally includes a willful failure to deal fairly with Roundy's or its stockholders while subject to a conflict of interest; a transaction from which the Director or Officer derived improper personal profit; a knowing violation of criminal law; willful misconduct; or intentional or reckless statements or omissions regarding matters under Board consideration). Indemnification includes the reimbursement or advancement or expenses. Article VIII sets forth specific procedures for requesting indemnification and for determining whether indemnification is proper. Article VIII provides that it is not the exclusive source for rights of an Officer or Director to indemnification.

Management believes that Roundy's policy with respect to indemnification as expressed in Article VIII of the By-Laws is consistent with application provisions of the Wisconsin Business
Corporation Law respecting indemnification of Directors and Officers.

Item 16.  Exhibits.

     The following exhibits are filed as part of the Registration
Statement or, where so indicated, have previously been filed with the Commission by Registrant and are incorporated herein by reference.

3.1 Articles of Incorporation of the Registrant, as amended, incorporated herein by reference to Exhibit 4.1 of Registrant's Registration Statement on Form S-2 (File No.
     2-94485), dated December 5, 1984.

3.2 By-Laws of the Company, as amended February 24, 1998, incorporated herein by reference to Exhibit 3.2 of Registrant's Annual Report on Form 10-K for fiscal year ended
     January 3, 1998, filed with the Commission on April 2, 1998,
     Commission File No. 33-57505.

4.1  Policy Relating to Redemption of Stock by Inactive Customer
     Shareholders and Former Employees. FILED HEREWITH (included as Exhibit D to the Prospectus which forms a part of this Registration Statement).

4.2  Note Agreement dated December 15, 1991 (effective December 30,
     1991), between Roundy's, Inc. and Massachusetts Mutual Life
     Insurance Company and United of Omaha Life Insurance Company, incorporated herein by reference to Exhibit 4.9 of Registrant's
     Annual Report on Form 10-K for the fiscal year ended December 28, 1991, filed with the Commission on March 26, 1992, Commission File
     No. 2-66296.





                               II-1
4.3  Note Agreement dated December 15, 1992 between Roundy's, Inc.
     and Connecticut Mutual Life Insurance Company, The Ohio
     National Life Insurance Company, Provident Mutual Life
     Insurance Company of Philadelphia, Providentmutual Life and
     Annuity Company of America, Guarantee Mutual Life Company,
     Woodmen Accident and Life Company and United of Omaha Life
     Insurance Company, incorporated herein by reference to Exhibit
     4.11 of Registrant's Annual Report on Form 10-K for the fiscal year ended January 2, 1993, filed with the Commission on March
     30, 1993, Commission File No. 2-66296.

4.4  Policy Regarding Issuance and Sales of Roundy's, Inc. Stock.
     FILED HEREWITH (included as Exhibit E to the Prospectus which forms a part of this Registration Statement).

4.5  Note Agreement dated December 22, 1993 (effective December 22,
     1993), between Roundy's, Inc. and The Variable Annuity Life
     Insurance Company, The Life Insurance Company of Virginia,
     Phoenix Home Life Mutual Insurance Company, Phoenix American
     Life Insurance Company, Washington National Insurance Company, and TMG Life Insurance Company, incorporated herein by reference to Exhibit 4.14 of Registrant's Annual Report on
     Form 10-K for the fiscal year ended January 1, 1994, filed with the Commission on March 31, 1994, Commission File No. 2-
     66296.

4.6  Form of Subscription Agreement
     FILED HEREWITH (included as Exhibit A to the Prospectus which forms a part of this Registration Statement).

4.7  Form of Buying Deposit Agreement
     FILED HEREWITH (included as Exhibit B to the Prospectus which forms a part of this Registration Statement).

4.8  Article V of Registrant's By-Laws "Fiscal Year Accounting and
     Patronage Rebates," as amended on February 24, 1998.
     FILED HEREWITH (included as Exhibit C to the Prospectus which forms a part of this Registration Statement).

4.9  First Amendment dated May 1, 1996 to Note Agreements dated
     December 15, 1991 and Note Agreements dated December 15, 1992 and Note Agreements dated December 22, 1993, incorporated herein by reference to Exhibit 4.16 of Registrant's Form 10-Q for the quarterly period ended June 29, 1996, filed with the Commission on August 13, 1996, Commission File No. 33-57505.

4.10 Note Agreement dated May 15, 1996 between Roundy's, Inc. and
     The Ohio National Life Insurance, Phoenix American Life
     Insurance Company, Provident Mutual Life Insurance,
     Providentmutual Life and Annuity Company of America, United of
     Omaha Life Insurance Company, John Alden Life Insurance
     Company, Oxford Life Insurance Company, The Security Mutual
     Life Insurance Company of Lincoln, Nebraska and Woodman
     Accident and Life Company, incorporated herein by reference to
     Exhibit 4.17 of Registrant's Form 10-Q for the quarterly period ended June 29, 1996, filed with the Commission on August 13, 1996, Commission File No. 33-57505.

4.11 Credit Agreement dated December 13, 1996, between Roundy's,
     Inc. and PNC Bank, NA (as agent), incorporated herein by reference to Exhibit 4.11 of Registrant's Annual Report on
     Form 10-K for the fiscal year ended December 28, 1996, filed with the Commission on March 26, 1997, Commission File No. 33-
     57505.

5.1 Opinion of Whyte Hirschboeck Dudek S.C. as to legality of issuance of securities, incorporated herein by reference to
     Exhibit 5.1 of Registrant's Registration Statement on Form S-2
     (File No. 33-57505), dated May 1, 1995.


                               II-2

9    Amended and Restated Voting Trust Agreement dated September
     16, 1983, incorporated herein by reference to Exhibit 9 of Registrant's Annual Report on Form 10-K for the year ended
     December 31, 1983, filed with the Commission on March 30,
     1984, Commission File No. 2-66296.

9(a) Amendments No. 1 and 2, dated April 8, 1986 to Amended and
     Restated Voting Trust Agreement, incorporated herein by reference to Exhibit 9(a) of Registrant's Registration
     Statement on Form S-2 (File No. 2-66296), dated April 29,
     1986.

9(b) Amendment No. 1987-1 to Amended and Restated Voting Trust
     Agreement, incorporated herein by reference to Exhibit 9(b) of Registrant's Registration Statement on Form S-2 (File No. 2-
     66296), dated April 29, 1987.

9(c) Amendment 1995-1 to the Roundy's, Inc. Voting Trust Agreement, incorporated herein by reference to Exhibit 9(c) of Registrant's Registration Statement on Form S-2 (File No. 33-
     57505), dated May 1, 1995.

9(d) Amendment 1995-2 to the Roundy's, Inc. Voting Trust Agreement, incorporated herein by reference to Exhibit 9(d) of Registrant's Registration Statement on Form S-2 (File No. 33-
     57505), dated April 26, 1996.

10.1 Deferred Compensation Agreement between the Registrant and cer tain executive officers including Messrs. Ranus, Beketic, Sullivan, and Schmitt,incorporated herein by reference to
     Exhibit 10.1 of Registrant's Registration Statement on Form S-
     2 (File No. 33-57505) dated April 24, 1997.

10.1(a)Amendment to Deferred Compensation Agreement between
     Registrant and certain executive officers including Messrs.
     Ranus, Beketic, Sullivan, and Schmitt, dated March 31, 1998, incorporated herein by reference to Registrant's Registration
     Statement on Form S-2 (File No. 33-57505) filed with the
     Commission on April 28, 1998.

10.2 Directors and Officers Liability and Corporation Reimbursement
     Policy issued by American Casualty Company of Reading,
     Pennsylvania (CNA Insurance Companies) as of June 13, 1986, incorporated herein by reference to Exhibit 10.3 of Registrant's Annual Report on Form 10-K for the fiscal year ended January 3, 1987, filed with the Commission on April 3,
     1987, Commission File No. 2-66296.

10.2(a)Declarations page for renewal through November 1, 1999 of Directors and Officers Liability and Corporation Reimbursement
     Policy incorporated herein by reference to Exhibit 10.2(a) of Registrant's Annual Report on Form 10-K for the fiscal year ended January 2, 1999, filed with the Commission on March 30,
     1999, Commission File No. 33-57505.

10.3 Severance and Non-Competition Agreement dated April 13, 1998 between the Registrant and Gerald F. Lestina, incorporated herein by reference to Exhibit 10.4 of Registrant's
     Registration Statement on Form S-2 dated April 28, 1998,
     Commission File No. 33-57505.

10.4 Roundy's, Inc. Deferred Compensation Plan, effective March 19,
     1996, incorporated herein by reference to Exhibit 10.5 of Registrant's Registration Statement on Form S-2 (File No. 33-
     57505), dated April 26, 1996.

10.5 1991 Stock Incentive Plan, as amended June 3, 1998,
     incorporated herein by reference to Exhibit 10.6 of
     Registrant's Form 10-Q for the quarterly period ended October
     3, 1998, filed with the Commission on November 10, 1998,
     Commission File No. 33-57505.
                               II-3
10.6 Form of Stock Appreciation Rights Agreement for certain executive officers including Beketic, Sullivan and Schmitt, incorporated herein by reference to Exhibit 10.7 of Registrant's
     Form 10-Q for the quarterly period ended October 3, 1998, filed with the Commission on November 10, 1998, Commission File No. 33-
     57505

10.7 Amendment to Severance and Non-Competition Agreement between the Registrant and Gerald F. Lestina, incorporated herein by reference to Exhibit 10.8 of Registrant's Form 10-Q for the quarterly period ended October 3, 1998, filed with the Commission on November 10, 1998, Commission No. 33-57505.

10.8 Form of Second Amendment to Deferred Compensation Agreement for certain executive officers including Ranus, Beketic, Sullivan and Schmitt, incorporated herein by reference to
     Exhibit 10.9 of Registrant's Form 10-Q for the quarterly period ended October 3, 1998, filed with the Commission on November 10, 1998, Commission No. 33-57505.

23.1 Consent of Deloitte & Touche LLP.
     FILED HEREWITH.

24.1 Powers of Attorney of Certain Officers and Directors of
     Registrant
     FILED HEREWITH (included as part of Signature Page).

27.1 Financial Data Schedule
     FILED HEREWITH.

Item 17.  Undertakings.

(a) Rule 415 Offering. The undersigned registrant hereby undertakes

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)  To include any prospectus required by section
     10(a)(3)            of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.





                               II-4
(b)  Filings Incorporating Subsequent Exchange Act Documents by
     Reference. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities
     Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange
     Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new
     Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Incorporated Annual and Quarterly Reports. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities
     Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(h)  Request for Acceleration of Effective Date or Filing of
     Registration Statement on Form S-8. The undersigned registrant hereby undertakes that, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment for the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.






















                               II-5



                            SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-2 and has duly caused this Post-Effective Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Pewaukee, State of Wisconsin, on April 27, 1999.



                              ROUNDY'S, INC.


                              By ROBERT D. RANUS
                                 Robert D. Ranus
                                 Vice President and
                                 Chief Financial Officer


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert D. Ranus, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments
(including post-effective amendments) to this Registration
Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Post-Effective Amendment No. 4 to Registration
Statement has been signed this 27th day of April, 1999 by the following persons in the capacities indicated:




    Signature                             Title





GERALD F. LESTINA                  Director, President and
------------------                 Chief Executive Officer
Gerald F. Lestina





ROBERT D. RANUS
-----------------                 Director, Vice President and
Robert D. Ranus                   Chief Financial Officer and
                                  Principal Accounting Officer






    Signature                           Title





ROBERT E. BARTELS
-------------------                            Director
Robert E. Bartels



CHARLES R. BONSON
-------------------                            Director
Charles R. Bonson



ROBERT S. GOLD
----------------                               Director
Robert S. Gold



GEORGE C. KAISER
-------------------                             Director
George C. Kaiser



HENRY KARBINER, JR.
-------------------                          Director
Henry Karbiner, Jr



GERALD F. LESTINA
-------------------                       Director
Gerald F. Lestina



PATRICK D. MCADAMS
--------------------                           Director
Patrick D. McAdams



GEORGE E. PRESCOTT
-------------------                      Director
George E. Prescott



ROBERT D. RANUS
-----------------                              Director
Robert D. Ranus



GARY R. SARNER
---------------                               Director
Gary R. Sarner




                          ROUNDY'S, INC.

                             FORM S-2
                      REGISTRATION STATEMENT
                 UNDER THE SECURITIES ACT OF 1933

                         INDEX TO EXHIBITS

Exhibit       Description and Incorporation by Reference

3.1 Articles of Incorporation of the Registrant, as amended, incorporated herein by reference to Exhibit 4.1 of Registrant's Registration Statement on Form S-2 (File No.
     2-94485), dated December 5, 1984.

3.2 By-Laws of the Company, as amended February 24, 1998, incorporated herein by reference to Exhibit 3.2 of Registrant's Annual Report on Form 10-K for fiscal year ended
     January 3, 1998, filed with the Commission on April 2, 1998,
     Commission File No. 33-57505.

4.1  Policy Relating to Redemption of Stock by Inactive Customer
     Shareholders and Former Employees. FILED HEREWITH (included as Exhibit D to the Prospectus which forms a part of this Registration Statement).

4.2  Note Agreement dated December 15, 1991 (effective December 30,
     1991), between Roundy's, Inc. and Massachusetts Mutual Life
     Insurance Company and United of Omaha Life Insurance Company, incorporated herein by reference to Exhibit 4.9 of Registrant's Annual Report on Form 10-K for the fiscal year ended December 28, 1991, filed with the Commission on March
     26, 1992, Commission File No. 2-66296.

4.3  Note Agreement dated December 15, 1992 between Roundy's, Inc.
     and Connecticut Mutual Life Insurance Company, The Ohio
     National Life Insurance Company, Provident Mutual Life
     Insurance Company of Philadelphia, Providentmutual Life and
     Annuity Company of America, Guarantee Mutual Life Company,
     Woodmen Accident and Life Company and United of Omaha Life
     Insurance Company, incorporated herein by reference to Exhibit
     4.11 of Registrant's Annual Report on Form 10-K for the fiscal year ended January 2, 1993, filed with the Commission on March
     30, 1993, Commission File No. 2-66296.

4.4  Policy Regarding Issuance and Sales of Roundy's, Inc. Stock.
     FILED HEREWITH (included as Exhibit E to the Prospectus which forms a part of this Registration Statement).

4.5  Note Agreement dated December 22, 1993 (effective December 22,
     1993), between Roundy's, Inc. and The Variable Annuity Life
     Insurance Company, The Life Insurance Company of Virginia,
     Phoenix Home Life Mutual Insurance Company, Phoenix American
     Life Insurance Company, Washington National Insurance Company, and TMG Life Insurance Company, incorporated herein by reference to Exhibit 4.14 of Registrant's Annual Report on
     Form 10-K for the fiscal year ended January 1, 1994, filed with the Commission on March 31, 1994, Commission File No. 2-
     66296.

4.6  Form of Subscription Agreement
     FILED HEREWITH (included as Exhibit A to the Prospectus which forms a part of this Registration Statement).

4.7  Form of Buying Deposit Agreement
     FILED HEREWITH (included as Exhibit B to the Prospectus which forms a part of this Registration Statement).



4.8  Article V of Registrant's By-Laws "Fiscal Year Accounting and
     Patronage Rebates," as amended on February 24, 1998.
     FILED HEREWITH (included as Exhibit C to the Prospectus which forms a part of this Registration Statement).

4.9  First Amendment dated May 1, 1996 to Note Agreements dated
     December 15, 1991 and Note Agreements dated December 15, 1992 and Note Agreements dated December 22, 1993, incorporated herein by reference to Exhibit 4.16 of Registrant's Form 10-Q for the quarterly period ended June 29, 1996, filed with the Commission on August 13, 1996, Commission File No. 33-57505.

4.10 Note Agreement dated May 15, 1996 between Roundy's, Inc. and
     The Ohio National Life Insurance, Phoenix American Life
     Insurance Company, Provident Mutual Life Insurance,
     Providentmutual Life and Annuity Company of America, United of
     Omaha Life Insurance Company, John Alden Life Insurance
     Company, Oxford Life Insurance Company, The Security Mutual
     Life Insurance Company of Lincoln, Nebraska and Woodman
     Accident and Life Company, incorporated herein by reference to
     Exhibit 4.17 of Registrant's Form 10-Q for the quarterly period ended June 29, 1996, filed with the Commission on August 13, 1996, Commission File No. 33-57505.

4.11 Credit Agreement dated December 13, 1996, between Roundy's,
     Inc. and PNC Bank, NA (as agent), incorporated herein by reference to Exhibit 4.11 of Registrant's Annual Report on
     Form 10-K for the fiscal year ended December 28, 1996, filed with the Commission on March 26, 1997, Commission File No. 33-
     57505.

5.1 Opinion of Whyte Hirschboeck Dudek S.C. as to legality of issuance of securities, incorporated herein by reference to
     Exhibit 5.1 of Registrant's Registration Statement on Form S-2
     (File No. 33-57505), dated May 1, 1995.

9    Amended and Restated Voting Trust Agreement dated September
     16, 1983, incorporated herein by reference to Exhibit 9 of Registrant's Annual Report on Form 10-K for the year ended
     December 31, 1983, filed with the Commission on March 30,
     1984, Commission File No. 2-66296.

9(a) Amendments No. 1 and 2, dated April 8, 1986 to Amended and
     Restated Voting Trust Agreement, incorporated herein by reference to Exhibit 9(a) of Registrant's Registration
     Statement on Form S-2 (File No. 2-66296), dated April 29,
     1986.

9(b) Amendment No. 1987-1 to Amended and Restated Voting Trust
     Agreement, incorporated herein by reference to Exhibit 9(b) of Registrant's Registration Statement on Form S-2 (File No. 2-
     66296), dated April 29, 1987.

9(c) Amendment 1995-1 to the Roundy's, Inc. Voting Trust Agreement, incorporated herein by reference to Exhibit 9(c) of Registrant's Registration Statement on Form S-2 (File No. 33-
     57505), dated May 1, 1995.

9(d) Amendment 1995-2 to the Roundy's, Inc. Voting Trust Agreement, incorporated herein by reference to Exhibit 9(d) of Registrant's Registration Statement on Form S-2 (File No. 33-
     57505), dated April 26, 1996.

10.1 Deferred Compensation Agreement between the Registrant and certain executive officers including Messrs. Ranus, Beketic, Sullivan, and Schmitt, incorporated herein by reference to
     Exhibit 10.1, of Registrant's Registration Statement on Form S-
     2 (File No. 33-57505) dated April 24, 1997.



10.1(a)Amendment to Deferred Compensation Agreement between
     Registrant and certain executive officers including Messrs.
     Ranus, Beketic, Sullivan, and Schmitt, dated March 31, 1998, incorporated herein by reference to Registrant's Registration
     Statement on Form S-2 (File No. 33-57505) filed with the
     Commission on April 28, 1998.

10.2 Directors and Officers Liability and Corporation Reimbursement
     Policy issued by American Casualty Company of Reading,
     Pennsylvania (CNA Insurance Companies) as of June 13, 1986, incorporated herein by reference to Exhibit 10.3 of Registrant's Annual Report on Form 10-K for the fiscal year ended January 3, 1987, filed with the Commission on April 3,
     1987, Commission File No. 2-66296.

10.2(a)Declarations page for renewal through November 1, 1999 of Directors and Officers Liability and Corporation Reimbursement
     Policy incorporated herein by reference to Exhibit 10.2(a) of Registrant's Annual Report on Form 10-K for the fiscal year ended January 2, 1999, filed with the Commission on March 30,
     1999, Commission File No. 33-57505.

10.3 Severance and Non-Competition Agreement dated April 13, 1998 between the Registrant and Gerald F. Lestina, incorporated herein by reference to Exhibit 10.4 of Registrant's
     Registration Statement on Form S-2 dated April 28, 1998,
     Commission File No. 33-57505.

10.4 Roundy's, Inc. Deferred Compensation Plan, effective March 19,
     1996, incorporated herein by reference to Exhibit 10.5 of Registrant's Registration Statement on Form S-2 (File No. 33-
     57505), dated April 26, 1996.

10.5 1991 Stock Incentive Plan, as amended June 3, 1998, incorporated herein by reference to Exhibit 10.6 of Registrant's
     Form 10-Q for the quarterly period ended October 3, 1998, filed with the Commission on November 10, 1998, Commission File No. 33-
     57505.

10.6 Form of Stock Appreciation Rights Agreement for certain executive officers  including Beketic, Sullivan and Schmitt, incorporated herein by reference to Exhibit 10.7 of Registrant's
     Form 10-Q for the quarterly period ended October 3, 1998, filed with the Commission on November 10, 1998, Commission File No. 33-
     57505

10.7 Amendment to Severance and Non-Competition Agreement between the Registrant and Gerald F. Lestina, incorporated herein by reference to Exhibit 10.8 of Registrant's Form 10-Q for the quarterly period ended October 3, 1998, filed with the Commission on November 10, 1998, Commission No. 33-57505.

10.8 Form of Second Amendment to Deferred Compensation Agreement for certain executive officers including Ranus, Beketic, Sullivan and Schmitt, incorporated herein by reference to
     Exhibit 10.9 of Registrant's Form 10-Q for the quarterly period ended October 3, 1998, filed with the Commission on November 10, 1998, Commission No. 33-57505.

23.1 Consent of Deloitte & Touche LLP.
     FILED HEREWITH.

24.1 Powers of Attorney of Certain Officers and Directors of
     Registrant
     FILED HEREWITH (included as part of Signature Page).

27.1 Financial Data Schedule
     FILED HEREWITH.





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